EXHIBIT 2.4












                            STOCK PURCHASE AGREEMENT



                                     BETWEEN



                             ST. JUDE MEDICAL, INC.,


                                       AND


                                 VELOCIMED, LLC,



                          DATED AS OF FEBRUARY 14, 2005

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                                TABLE OF CONTENTS
                                -----------------

                            STOCK PURCHASE AGREEMENT
                            ------------------------

                                                                            PAGE
                                                                            ----

RECITALS:           1


ARTICLE I - PURCHASE AND SALE.................................................1

       Section 1.1         Purchase and Sale of the Shares....................1
       Section 1.2         Holdback Amount....................................2
       Section 1.3         Contingent Consideration...........................2
       Section 1.4         Further Assurances.................................8
       Section 1.5         Closing............................................9

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF BUYER..........................9

       Section 2.1         Organization, Standing and Power...................9
       Section 2.2         Authority..........................................9
       Section 2.3         Consents and Approvals; No Violation..............10

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................11

       Section 3.1         Organization, Standing and Power..................11
       Section 3.2         Capital Structure.................................12
       Section 3.3         Authority.........................................13
       Section 3.4         Consents and Approvals; No Violation..............13
       Section 3.5         Financial Statements..............................14
       Section 3.6         No Default........................................15
       Section 3.7         Absence of Certain Changes or Events..............15
       Section 3.8         Permits and Compliance............................16
       Section 3.9         Tax Matters.......................................18
       Section 3.10        Actions and Proceedings...........................19
       Section 3.11        Certain Agreements................................19
       Section 3.12        ERISA.............................................21
       Section 3.13        Compliance with Worker Safety Laws................23
       Section 3.14        Products..........................................23
       Section 3.15        Labor Matters.....................................23
       Section 3.16        Intellectual Property.............................24
       Section 3.17        Business Combination..............................28
       Section 3.18        Accounts Receivable...............................28
       Section 3.19        Inventories.......................................28
       Section 3.20        Environmental Matters.............................28
       Section 3.21        Suppliers and Distributors........................30
       Section 3.22        Insurance.........................................30

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            Page
                                                                            ----

       Section 3.23        Transactions with Affiliates......................30
       Section 3.24        Accuracy of Information...........................31
       Section 3.25        Title to and Sufficiency of Assets................31
       Section 3.26        Brokers...........................................32
       Section 3.27        Controls and Procedures...........................32
       Section 3.28        Certain Business Practices........................32

ARTICLE IV - COVENANTS RELATING TO CONDUCT OF BUSINESS.......................32

       Section 4.1         Conduct of Business by the Company Pending
                           the Closing.......................................32
       Section 4.2         Conduct of the Business During the Contingent
                           Consideration Period..............................37

ARTICLE V - ADDITIONAL AGREEMENTS............................................43

       Section 5.1         Access to Information.............................43
       Section 5.2         Fees and Expenses.................................44
       Section 5.3         No Solicitation or Negotiation....................45
       Section 5.4         Cooperation.......................................45
       Section 5.5         Intercompany Accounts; Indebtedness...............46
       Section 5.6         Intercompany Arrangements.........................46
       Section 5.7         Public Announcements..............................47
       Section 5.8         Notification of Certain Matters...................47
       Section 5.9         Company Option Plans..............................47
       Section 5.10        Non Compete Agreement.............................49
       Section 5.11        Warrant Agreement.................................49
       Section 5.12        Member Agreement..................................49
       Section 5.13        Assignment by the Company.........................49
       Section 5.14        Invoices Received by the Company after the
                           Closing...........................................50

ARTICLE VI - INDEMNIFICATION.................................................50

       Section 6.1         General Survival..................................50
       Section 6.2         Indemnification in General........................51
       Section 6.3         Manner of Indemnification.........................52
       Section 6.4         Notice of Claims..................................52
       Section 6.5         Third-Party Claims................................53
       Section 6.6         Waiver of Defenses................................53
       Section 6.7         Treatment of Indemnity Payments...................53
       Section 6.8         Limits on Indemnification.........................53

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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            Page
                                                                            ----

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING............................54

       Section 7.1         Conditions to Each Party's Obligation to Effect
                           the Closing.......................................54
       Section 7.2         Conditions to Obligation of the Company to Effect
                           the Closing.......................................55
       Section 7.3         Conditions to Obligations of Buyer and Sub to
                           Effect the Closing................................55

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER.............................57

       Section 8.1         Termination.......................................57
       Section 8.2         Effect of Termination.............................58
       Section 8.3         Amendment.........................................58
       Section 8.4         Waiver............................................58

ARTICLE IX - GENERAL PROVISIONS..............................................59

       Section 9.1         Notices...........................................59
       Section 9.2         Interpretation....................................60
       Section 9.3         Counterparts; Facsimile Signatures................61
       Section 9.4         Entire Agreement; No Third-Party Beneficiaries....61
       Section 9.5         Governing Law.....................................61
       Section 9.6         Dispute Resolution................................61
       Section 9.7         Waivers...........................................62
       Section 9.8         Assignment........................................63
       Section 9.9         Severability......................................63
       Section 9.10        Descriptive Headings..............................63
       Section 9.11        Defined Terms.....................................63












                                      iii

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                                LIST OF EXHIBITS
                                ----------------

Exhibit A - Form of Contingent Consideration Confidentiality
            Agreement.............................................Section 4.2(d)


Exhibit B - Form of Opinion of General Counsel of Buyer...........Section 7.2(b)


Exhibit C - Form of Opinion of Oppenheimer, Wolff & Donnelly LLP..Section 7.3(c)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

            This Stock Purchase Agreement, dated as of February 14, 2005 (this "Agreement"), is between St. Jude Medical, Inc., a Minnesota corporation ("Buyer") and Velocimed, LLC, a Delaware limited liability company (the "Company").

                                    RECITALS:

         A. The Company owns 100% of the issued and outstanding capital stock of each of: (i) Velocimed, Inc., a Delaware corporation ("INC"), (ii) Velocimed PFO, Inc., a Delaware corporation ("PFO"), and (iii) Velocimed DMC, Inc., a Delaware corporation ("DMC" and together with INC and PFO, collectively the "Company Subs" and each individually a "Company Sub"). Such capital stock is herein collectively referred to as the "Shares".

         B. The Company wishes to sell to Buyer and Buyer wishes to purchase from the Company, the Shares.

         C. As an essential inducement for Buyer and Sub to enter into this Agreement, certain employees of the Company have entered into employment agreements (the "Employment Agreements") and certain consultants of the Company have entered into consulting agreements concurrently herewith (the "Consulting Agreements").

         D. The parties acknowledge that they have different views on the potential for future revenues of the Company Products and therefore have agreed to use the Contingent Consideration that is potentially payable on the terms set forth herein as a means of agreeing on a value for the Company Subs and their future revenue potential.

            NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I -
                                PURCHASE AND SALE

            SECTION 1.1 PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions hereof, the Company shall sell, assign, transfer, convey and deliver the Shares to Buyer, free and clear of all Encumbrances, and Buyer, in reliance on the representations, warranties and covenants of the Company contained herein, shall purchase the Shares from the Company in exchange for:

                  (a) an amount of cash equal to $82,500,000, subject to adjustment pursuant to Section 4.1(b)(viii), (the "Cash Purchase Price"), plus

                  (b) future payments of up to an aggregate of $180,000,000 in cash, upon achievement of certain milestones as set forth in Section 1.3 hereof (the

"Contingent Consideration" and together with the Cash Purchase Price, the "Total Consideration").

            SECTION 1.2 HOLDBACK AMOUNT. On the Closing Date, Buyer shall withhold $5,000,000 of the Cash Purchase Price that would have otherwise been payable to the Company pursuant to the terms of this Agreement (the "Holdback Amount") to be held by Buyer in accordance with the terms of this Section in order to satisfy any claims pursuant to Article VI hereof. After full satisfaction of any claims for Indemnification made in accordance with Article VI, Buyer shall pay and distribute to the Company the remaining Holdback Amount plus interest thereon at the rate of 3.5% percent per annum, if any, by the forty-fifth day following the Holdback Termination Date (subject to any extension for any pending claims as provided in Article VI).

            SECTION 1.3 CONTINGENT CONSIDERATION.

                    (a) Contingent Consideration Generally.

                        (i) Contingent Consideration as part of Total Consideration. The parties acknowledge and agree that the Company's achievement of certain revenue and product development targets are material factors in determining the valuation of the Company by Buyer. The Contingent Consideration payable pursuant to this Section 1.3 does not constitute payment for services, but rather constitutes part of the Total Consideration and shall be treated as such for all purposes, including for tax purposes. Payment of the Contingent Consideration shall be subject to achievement of the revenue targets set forth in Section 1.3(c) and/or the Premere Approval milestones set forth in Section 1.3(d).

                        (ii) Forfeited Amounts. Any Contingent Consideration that is not earned pursuant to this Section 1.3 will be cancelled and deemed forfeited and retained permanently by Buyer.

                        (iii) Contingent Consideration Not Transferable. The Company may not sell, exchange, transfer or otherwise dispose of its right to receive any portion of the Contingent Consideration. Any purported transfer in violation of this Section 1.3(a)(iii) shall be null and void and shall not be recognized.

                        (iv) Support from Buyer. During the period from the Closing to the end of the Target Periods (such period, the "Contingent Consideration Period"), Buyer shall provide support in connection with the Company Products in accordance with the provisions of Section 4.2 hereof.

                    (b) Definitions. For purposes of this Agreement:

                        (i) "Buyer Licensing" means the revenue attributable to the licensing by Buyer of any Velocimed Intellectual Property calculated in accordance with the provisions of Section 4.2(c)(iv) hereof.

                        (ii) "Company Products" means (A) the Premere Product,
(B) the Proxis Product, and (C) the Venture Product.

                        (iii) "Contingent Consideration Distribution Date" means, (A) with respect to any Contingent Consideration due and payable pursuant to Section 1.3(c), the ninetieth day following the end of the applicable Fiscal Year, and (B) with respect to any Contingent Consideration due and payable pursuant to Section 1.3(d), the thirtieth day after Buyer has received written notice from the FDA of obtaining the Premere Approval.

                        (iv) "Contingent Consideration Notice" means either a Revenue Notice or a Premere Approval Notice, as applicable.

                        (v) "Distal Device" means a device designed for distal embolic protection unless such device is specifically labeled for carotid use only.

                        (vi) "FDA" means the United States Food and Drug Administration.

                        (vii) "Fiscal Year" means any of FY 2006, FY 2007, or FY 2008.

                        (viii) "FY 2006" means Buyer's 2006 fiscal year.

                        (ix) "FY 2006 Target" means $30,000,000.

                        (x) "FY 2007" means Buyer's 2007 fiscal year.

                        (xi) "FY 2007 Target" means $50,000,000.

                        (xii) "FY 2008" means Buyer's 2008 fiscal year.

                        (xiii) "FY 2008 Target" means $70,000,000.

                        (xix) "Premere Product" means the device designed for transcatheter closure of a PFO (patent foramen ovale) currently being developed by the Company Subs, together with all improvements and modifications thereof that, but for the ownership of any Velocimed Intellectual Property, would infringe on such Velocimed Intellectual Property.

                        (xv) "Premere Approval" means the approval for marketing by the FDA under valid pre-market approval applications in accordance with 21 U.S.C. ss. 360e and 21 C.F.R. Part 814 ("PMA's") of the Premere Product.

                        (xvi) "Premere First Target Period" means the period from the Closing until June 30, 2009.


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

                        (xvii) "Premere Second Target Period" means the period from and including July 1, 2009 to and including December 31, 2009.

                        (xviii) "Premere Third Target Period" means the period from and including January 1, 2010 to and including December 31, 2010.

                        (xix) "Proxis Product" means either or both of the two devices designed for flow control or embolic protection currently being developed by the Company Subs, together with all improvements and modifications thereof that would, but for the ownership of any Velocimed Intellectual Property, would infringe on such Velocimed Intellectual Property.

                        (xx) "Revenue" means revenue of Buyer or its Subsidiaries derived from (A) any of the Company Products, (B) any other product manufactured or sold by Buyer that, but for the ownership of any Velocimed Intellectual Property, would infringe on such Velocimed Intellectual Property (other than a Distal Device), (C) any Distal Device sold by Buyer (calculated in accordance with Section 4.2(c)(v)), less, in all cases, (X) transportation, insurance and handling expenses if separately stated on the invoice, (Y) any credits or allowances granted with respect to such Company Product in the ordinary course of business to customers, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and charge-backs, and (Z) any sales, excise, value-added, turnover or similar Taxes and any duties and other governmental charges imposed on the importation, use or sale of a Company Product; PROVIDED, HOWEVER, that revenue from Bundled Sales or sales made through distributors in foreign jurisdictions shall be calculated in accordance with the provisions of Section 4.2(c) hereof, or (D) Buyer Licensing (calculated in accordance with Section 4.2(c)(iv)).

                        (xxi) "Target Periods" shall refer to the Premere First Target Period, the Premere Second Target Period, and the Premere Third Target Period, collectively, and a "Target Period" shall refer to any one of them individually.

                        (xxii) "Velocimed Intellectual Property" means the Company Registered IP, both in the U.S. and in foreign jurisdictions, except that that no element of Intellectual Property will be considered Velocimed Intellectual Property if it is determined to be invalid, provided that any issue of invalidity must be based upon claims asserted by a third party. In the event such a third party claim is asserted and the parties cannot agree upon such determination, such determination solely for purposes of this Agreement shall be resolved pursuant to Section 9.6 hereof. On the question of validity of Velocimed Intellectual Property, the arbitrator will be bound by the decision of any court.

                        (xxiii) "Venture Product" means the deflectable intra-vascular catheter currently being developed by the Company Subs, together with all improvements and modifications thereof that would, but for the ownership of any Velocimed Intellectual Property, would infringe on such Velocimed Intellectual Property.

                    (c) Revenue-Based Contingent Consideration. The Company shall become entitled to the applicable Contingent Consideration specified below upon Buyer's achievement of the Revenue targets set forth below in Section 1.3(c)(i) and (ii) as may be limited by Section 1.3(c)(iii). Any such payments are referred to herein as "Revenue-Based Contingent Consideration".

                        (i) Revenue-Based Payments:

                            (A) An amount equal to 50% of the Revenue in FY 2006
that is in excess of the FY 2006 Target shall become earned in respect of FY
2006.

                            (B) An amount equal to 50% of the Revenue in FY 2007
that is in excess of the FY 2007 Target shall become earned in respect of FY
2007.

                            (C) An amount equal to 50% of the Revenue in FY 2008
that is in excess of the FY 2008 Target shall become earned in respect of FY 2008; PROVIDED, HOWEVER, that if an Alternate Payment is determined to be due and payable, that no Contingent Consideration shall be due and payable pursuant to this Section 1.3(c)(i)(C) and instead shall be calculated in accordance with
Section 1.3(c)(ii).

                        (ii) Alternate Payment. If an amount equal to 50% of Revenue in FY 2008 in excess of $30,000,000 exceeds the sum of (A) all payments previously made pursuant to Sections 1.3(c)(i)(A) and 1.3(c)(i)(B) plus (B) the payment that would, but for the operation of this 1.3(c)(ii), be payable pursuant to Section 1.3(c)(i)(C), then an Alternate Payment shall be earned in respect of FY 2008 in lieu of any amount that would otherwise be due and payable pursuant to Section 1.3(c)(i)(C). The "Alternate Payment" shall be in an amount equal to (X) 50% of Revenue in FY 2008 in excess of $30,000,000, less (Y) the sum of all payments previously made pursuant to Sections 1.3(c)(i)(A) and 1.3(c)(i)(B).

                        (iii) Limitations on Revenue-Based Contingent Consideration. The amount of all payments made pursuant to this Section 1.3(c) shall not exceed $100,000,000.

                    (d) Premere Approval-Based Contingent Consideration. The Company shall become entitled to the applicable Contingent Consideration specified below upon Buyer's attainment of any of the specified milestones as follows:

                        (i) An amount equal to $80,000,000 shall become earned pursuant to this Section 1.3(d) if the Premere Approval is obtained during the Premere First Target Period.

                        (ii) An amount equal to $65,000,000 shall become earned pursuant to this Section 1.3(d) if the Premere Approval is obtained during the Premere Second Target Period and an amount equal to $15,000,000 of the Contingent Consideration shall be cancelled and deemed forfeited by the Company.

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

                        (iii) An amount equal to $50,000,000 shall become earned pursuant to this Section 1.3(d) if the Premere Approval is obtained during the Premere Third Target Period and an amount equal to $30,000,000 of the Contingent Consideration shall be cancelled and deemed forfeited by the Company.

                        (iv) If the Premere Approval is not achieved prior to the end of the Premere Third Target Period, then no Contingent Consideration shall ever become earned or become due and payable with respect to the Premere Approval and an amount equal to $80,000,000 of the Contingent Consideration shall be cancelled and deemed forfeited by the Company.

Any Contingent Consideration that becomes due and payable pursuant to this
Section 1.3(d) is referred to herein as "Premere Approval-Based Contingent Consideration".

                    (e) Contingent Consideration Distributions; Company Objections.

                        (i) Distribution of Contingent Consideration. Subject to the rights of set-off set forth in Section 1.3(e)(vi) and Article VI, Buyer shall pay and distribute to the Company the Contingent Consideration to which the Company is entitled pursuant to Section 1.3(c) or Section 1.3(d), if any, by the applicable Contingent Consideration Distribution Date.

                        (ii) Revenue-Based Contingent Consideration Notice. Within forty-five days after the end of any Fiscal Year, Buyer shall deliver to the Company a notice (a "Revenue Notice") specifying (A) the amount of Revenue (listed by product or revenue source) earned in the preceding Fiscal Year, (B) whether any Contingent Consideration is due and payable pursuant to Section 1.3(c) related to such preceding Fiscal Year, (C) if applicable, any proposed setoff for Losses in accordance with Section 1.3(e)(vi) or Article VI, and (D) the net amount, if any, to be distributed to the Company with respect to such Revenue-Based Contingent Consideration on the relevant Contingent Consideration Distribution Date, if applicable. Following receipt of the Revenue Notice, the Company and its advisors shall have the right to review the accounting and financial records reflecting unit sales by Company Product and unit sales by country that comprise the basis for the Revenue determination and to meet and discuss such Revenue determination with the persons who prepared the Revenue Notice. Buyer shall provide such records to the Company within 5 days of any written request by the Company for such records and shall arrange for such a meeting with the persons who prepared the Revenue Notice within 10 days of any written request therefor.

                        (iii) Premere Approval-Based Contingent Consideration Notice. Within ten days after Buyer has received written notice from the FDA of obtaining the Premere Approval, Buyer shall deliver to the Company a notice (the "Premere Approval Notice") specifying (A) the amount of Contingent Consideration due and payable pursuant to Section 1.3(d), (B) if applicable, any proposed setoff for Losses in accordance with Section 1.3(e)(vi) or Article VI, and (C) the net amount, if any, to be distributed to the Company with respect to the Premere Approval on the relevant Contingent Consideration Distribution Date.

                        (iv) Company Objection. The Company shall have thirty days after the giving of any Contingent Consideration Notice to make an objection (in writing) to any item in a Contingent Consideration Notice, specifying in reasonable detail the item objected to and the basis for such objection (the "Notice of Objection"). If a timely Notice of Objection is not received or to the extent an item is not objected to in the Notice of Objection, the Contingent Consideration Notice and the portion of the Contingent Consideration to be paid shall be deemed to have been accepted and final and binding on the parties, absent manifest error. If the Company delivers a timely Notice of Objection to the Contingent Consideration Notice, Buyer and the Company shall resolve such conflict in accordance with the procedures set forth in Section 1.3(e)(v). The Company may also, within such thirty-day period, provide Buyer with a written request that an audit be performed with regard to the calculation of the Revenue in the Revenue Notice. If the Company requests such an audit, the Company will be permitted to engage an independent auditing firm of national standing, with no conflict of interest with Buyer, to conduct an audit of the Revenue calculation, provided that such audit firm enters into a customary form of confidentiality agreement with Buyer with respect to the information furnished to them in such audit. The Company will pay for the costs and expenses of such audit, provided, however, that if the amount of Revenue-based Contingent Consideration ultimately determined hereunder to be due exceeds the amount thereof set forth in the Revenue Notice by more than 5% of the amount ultimately determined to be due, the Buyer will reimburse the Company for the reasonable costs and expenses of such audit. In the event of any dispute related to the amount of Contingent Consideration payable, Buyer will remit the amount due promptly following the resolution of any such dispute.

                        (v) Resolution of Objection. If the Company shall have provided a Notice of Objection, the Company and Buyer will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company and Buyer should so agree, a memorandum setting forth such agreement will be prepared and signed by Buyer and the Company, and Buyer will retain or distribute Contingent Consideration as provided therein. In the event the parties shall fail to reach an agreement as set forth in the preceding sentence within thirty days after the date on which the Company provided a Notice of Objection, the dispute shall be submitted to arbitration in accordance with the provisions of Section 9.6; PROVIDED, HOWEVER, that if such dispute relates solely to accounting matters related to the calculation of Revenue, then such dispute shall be submitted for resolution to the Minneapolis/St. Paul office of an impartial certified public accountant of national standing (the "Auditor") selected by the Company and Buyer. The Company and Buyer shall use reasonable efforts to cause the report of the Auditor to be rendered within thirty days of its appointment and the Auditor's determination as to the resolution of all such disputed objections will be final and binding. The Auditor will determine which party is the substantially prevailing party, and any and all costs and expenses associated with the Auditor's review and determination or the related audit shall be borne by the party that is not the substantially prevailing party.

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

                        (vi) Intellectual Property Setoffs. In addition to claims for Losses pursuant to Article VI hereof, Buyer shall be permitted to reduce any Contingent Consideration that becomes earned, due and payable by an amount equal to 50% of any Intellectual Property Losses. "Intellectual Property Losses" means any Losses incurred in connection with claims made by third parties related to Intellectual Property and the Company Products, including payments of royalties or license fees and including any amounts incurred or paid pursuant to Section 6.2(b) in respect of Intellectual Property; PROVIDED, HOWEVER, that

                        (A) for purposes of this Section 1.3(e)(vi), Losses shall not include claims arising out of the Company's dispute with Formacoat referenced in Section 3.10 of the Company Letter, and

                        (B) to the extent there are Losses to be setoff under this Section 1.3(e)(vi) related to Patents issued to unrelated third parties that have an issue date after the Closing Date (a "Post Closing Patent"), the unused Deductible set forth in Section 6.8(c) shall apply to any such Losses so that Buyer shall not be entitled to any setoff pursuant to this Section 1.3(e)(vi) for a Loss related to a Post Closing Patent until the Deductible has been satisfied (whether by Losses indemnified under Article VI or by application of setoffs under this Section 1.3(e)(vi)). For purposes of Article VI, any such Losses that would be setoff under this section 1.3(e)(vi) but for the foregoing limitation shall be included in the calculation of the Deductible under Article VI regardless of whether indemnification would otherwise be available for such setoff Losses in accordance with Article VI. For purposes of clarification and by way of example only, if Buyer incurs a Loss related to a Post Closing Patent in the amount of $1,000,000 and no other Losses have been claimed against the Deductible, then $500,000 of such Loss will be attributed to the Deductible. If Buyer thereafter incurs a second Loss related to a Post Closing Patent in the amount of $1,000,000, then $175,000 of such second Loss will be attributable to the Deductible and Buyer will be entitled to reduce any Contingent Consideration that becomes due and payable by $325,000. Except for the foregoing application of the Deductible to Losses related to Post Closing Patents, no provisions of
Article VI shall apply to Losses to be setoff under this Section 1.3(e)(vi), it being the intention that Losses may be offset under this Section 1.3(e)(vi) regardless of whether indemnification would be available under Article VI for breach of a representation or warranty, both before and after expiration of the Holdback Termination Date, and without regard to the limits set forth in the last sentence of Section 6.8(c).

            SECTION 1.4 FURTHER ASSURANCES. If at any time after the Closing Buyer shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the Shares or any of the rights, privileges, powers, franchises, properties or assets of the Company Subs, (b) to vest, perfect, assign, or otherwise transfer to Buyer any right, contract, interest, or asset (other than cash or cash equivalents) owned, held or licensed by the Company that are necessary or desirable for the development, use, manufacture, marketing, distribution or sale of the Company Products, or (c) otherwise to carry out the purposes of this Agreement, Buyer and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Buyer's right, title or interest in, to or under the Shares or right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Company Sub and otherwise to carry out the purposes of this Agreement.

            SECTION 1.5 CLOSING.

                        (a) The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Buyer at 10:00 a.m. local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) (the "Closing Date") or at such other time and place as Buyer and the Company shall agree.

                        (b) At the Closing:

                            (i) Buyer shall deliver to the Company, by wire
transfer to a bank account designated in writing by the Company to Buyer at least two business days prior to the Closing Date, an amount equal to the Cash Purchase Price less the Holdback Amount in immediately available funds in United States dollars, and

                            (ii) the Company shall deliver or cause to be
delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer with appropriate transfer stamps, if any, affixed.

                                  ARTICLE II -
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                                    OF BUYER
                                    --------

            Buyer represents and warrants to the Company as follows:

            SECTION 2.1 ORGANIZATION, STANDING AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer.

            SECTION 2.2 AUTHORITY. On or prior to the date of this Agreement, the Board of Directors of Buyer has approved and adopted this Agreement in accordance with the Minnesota Business Corporation Act. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including all Board action) on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity, whether such proceeding is considered in equity or at law.

            SECTION 2.3 CONSENTS AND APPROVALS; NO VIOLATION. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.3 have been obtained and all filings and obligations described in this Section
2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (a) the Articles of Incorporation or the By-laws of Buyer, each as amended to date, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or any of its Subsidiaries, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights, losses, Liens that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or is necessary for the consummation of the transactions contemplated by this Agreement, except for
(i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by consummation of the transactions contemplated by this Agreement, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) any of such items as may be required under foreign laws, and (v) such other consents, orders, authorizations, registrations, declarations, approvals and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. For purposes of this Agreement, "Material Adverse Effect" and "Material Adverse Change" mean, when used with respect to Buyer, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial projections or forecasts, or the business prospects and condition of Buyer and its Subsidiaries taken as a whole.

                                  ARTICLE III -
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

         Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Buyer, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter"), which exceptions specifically reference the Sections to be qualified. In all other respects, each representation and warranty set out in this Article III is not qualified in any way whatsoever, will not merge on the Closing, or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing Buyer to enter into this Agreement. Any item, information or facts disclosed in one section or subsection of the Company Letter will be deemed to be disclosed in all other sections or subsections of the Company Letter where such disclosure would be appropriate and reasonably apparent on its face without any additional information or where specifically cross referenced. For purposes of this Agreement, the "Company's Knowledge" or "to the Knowledge of the Company" means the actual knowledge of George Harter, David Kressler, Sew-Wah Tay, Dennis Wahr, Peter Keith, Tom Resseman, Steve Hackett, Peggy Holland, Jim Pavliska, Dave Blaeser, and, for purposes of Section 3.20 only, Tom Heiland. The Company represents and warrants to Buyer as follows:

            SECTION 3.1 ORGANIZATION, STANDING AND POWER.

                        (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company or the Company Subs. The Company has previously delivered to Buyer accurate and complete copies of the Certificate of Formation of the Company and the Fourth Amended and Restated Limited Liability Company Agreement of the Company as currently in full force and effect (together, the "Company Charter"). There are no other governing or organizational documents of the Company other than the Company Charter. Except as listed in Section 3.1 of the Company Letter, there are no agreements between holders of Company Membership Units in their capacity as such. There have been no predecessor entities of the Company.

                        (b) Each Company Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Company Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company Subs. The Company has previously delivered to Buyer accurate and complete copies of the articles of incorporation and bylaws of each Company Sub. There have been no predecessor entities of any of the Company Subs.

            SECTION 3.2 CAPITAL STRUCTURE.

                        (a) INC. The authorized capital stock of INC consists of 1,500,000 shares of Common Stock, of which 1,200,000 shares of Common Stock are issued and outstanding on the date hereof (the "INC Shares"). The INC Shares are all duly authorized, validly issued, fully paid and nonassessable.

                        (b) PFO. The authorized capital stock of PFO consists of 100 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding on the date hereof (the "PFO Shares"). The PFO Shares are all duly authorized, validly issued, fully paid and nonassessable.

                        (c) DMC. The authorized capital stock of DMC consists of 100 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding on the date hereof (the "DMC Shares"). The DMC Shares are all duly authorized, validly issued, fully paid and nonassessable.

                        (d) Subsidiaries. Other than INC, PFO and DMC, the Company has no Subsidiaries.

                        (e) The Shares. The INC Shares, the PFO Shares and the DMC Shares constitute all of the shares of capital stock that comprise the Shares. The Company is the record and beneficial owner of the Shares, free and clear of any Encumbrance. The Company has the right, authority and power to sell, assign and transfer the Shares to Buyer. Upon delivery to Buyer of certificates for the Shares at the Closing, the Buyer shall acquire good, valid and marketable title to the Shares, free and clear of any Encumbrance other than Encumbrances created by Buyer. Other than the Shares, no Company Sub has issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest, (ii) option, warrant or interest convertible into, exchangeable for or exercisable for shares of capital stock or other equity or ownership interests,
(iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any Company Sub or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except for the rights granted to Buyer under this Agreement, there are no outstanding obligations of any Company Sub to issue, sell or transfer or repurchase, redeem or otherwise acquire or that relate to the holding, voting or disposition of or that restrict the transfer of the Shares. All of the Shares have been offered, sold and delivered in compliance with all applicable federal and state securities laws. No Shares have been issued in violation of any rights, agreements, arrangements or commitments under any provision of Applicable Law, the certificate of incorporation or bylaws of the relevant Company Sub or any Contract to which the Company or any Company Sub is a party or by which any of them are bound.

                        (f) Except for the Shares, neither the Company nor any Company Sub owns any equity, partnership, membership or similar interest in, or any interest convertible into or exchangeable therefor, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume or guarantee any liability or obligation of, any Person.

            SECTION 3.3 AUTHORITY. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, including approval of this agreement by a majority of the holders of membership units of the Company (the "Company Membership Units"). No further approval of the holders of Company Membership Units is required in connection with the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of the Agreement on Buyer) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity, whether such proceeding is considered in equity or at law.

            SECTION 3.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in Section 3.4 of the Company Letter, assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (a) the Company Charter, (b) any provision of comparable charter or organizational documents of any of the Company Subs,
(c) any Material Contract, or (d)
any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Sub or any of their respective properties or assets. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the consummation of the transactions contemplated by this Agreement, and (iii) any of such items as may be required under foreign laws.

            SECTION 3.5 FINANCIAL STATEMENTS.

                        (a) The Company has furnished Buyer with copies of the following (collectively, the "Financial Statements"): (i) an audited consolidated balance sheet of the Company as of December 31, 2003, (ii) an unaudited consolidated balance sheet for the Company as of September 30, 2004, and (iii) the related statements of income and of changes in financial position for such periods. The balance sheet of the Company as of September 30, 2004 is referred to herein as the "Company Balance Sheet" and the date thereof is referred to herein as the "Company Balance Sheet Date". The Financial Statements are included as Section 3.5 of the Company Letter.

                        (b) The Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and the Company Subs; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as noted in the Financial Statements and except with respect to the Financial Statements as of and for the period ended September 30, 2004, which do not include all information and footnotes required by GAAP and do not reflect the adjustments set forth in Section 3.5(b) of the Company Letter, but nevertheless reflect all adjustments (other than those set forth in Section 3.5 of the Company Letter), which are of a normal recurring nature, necessary for a fair presentation of the Company's financial position and the results of its operations; (iii) reflect and provide in accordance with GAAP adequate reserves in respect of all known liabilities of the Company and the Company Subs, including all known contingent liabilities, as of such dates; (iv) do not contain any items of a special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein; and (v) present fairly in all material respects the consolidated financial condition of the Company and the Company Subs at such dates and the consolidated results of their operations for the fiscal periods then ended.

                        (c) The Company and each Company Sub keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect
(i) the transactions and dispositions of assets of such entities and (ii) the value of inventory calculated in accordance with GAAP.

                        (d) Except as set forth in Section 3.5(d) of the Company Letter, there are no intra-company amounts payable or accounts receivable between the Company on the one hand and the Company Subs on the other hand.

                        (e) Except as reflected or reserved against in the Financial Statements (which reserves have been established in accordance with GAAP), or disclosed in the footnotes thereto and except as set forth in Section 3.5(e) of the Company Letter, the Company and its Subsidiaries had no liabilities (including Tax liabilities) at the Balance Sheet Date, absolute or contingent, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP. As of the date hereof, the Company and the Company Subs had no indebtedness for borrowed money.

            SECTION 3.6 NO DEFAULT. Except as set forth in Section 3.6 of the Company Letter, neither the Company or any of its Subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (a) its charter or organizational documents, (b) any Material Contract, (c) any order, writ, injunction, decree, law, statute, rule, or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

            SECTION 3.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.7 of the Company Letter, since the Company Balance Sheet Date, (a) the Company and its Subsidiaries have not incurred any liability or obligation (indirect, direct or contingent), or entered into any oral or written agreement or other transaction, that is not in the ordinary course of business,
(b) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance), (c) there has been no change in the capitalization of the Company except for the issuance of Company Membership Units pursuant to Company Options, (d) there has been no change in the capitalization of any of the Company Subs, (e) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of Company Membership Units, (f) there has been no dividend or distribution of any kind declared, paid or made by any of the Company Subs on the Shares, (g) there has not been (i) any adoption of a new Company Plan (as hereinafter defined),
(ii) any amendment to a Company Plan increasing benefits thereunder, (iii) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the Company Balance Sheet Date, (iv) any granting by the Company or any of its Subsidiaries to any such executive officer or other key employee of any increase in severance or termination agreements in effect as of the Company Balance Sheet Date, or (v) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (h) there have not been any changes in the amount or terms of the indebtedness for borrowed money or guarantees of indebtedness for borrowed money of the Company and its Subsidiaries from the Balance Sheet Date (including capitalized leases), and (i) there has been no event causing a Material Adverse Effect on the

Company Subs, nor any development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company Subs. For purposes of this Agreement, "Material Adverse Change" or "Material Adverse Effect" mean, when used with respect to the Company or the Company Subs, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties, assets, liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, or the financial condition of the Company Subs, taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (i) economic conditions generally in the United States or foreign economies in any locations where the Company Subs have operations or sales; (ii) conditions generally affecting the industries in which the Company Subs participate, provided, with respect to clauses (i) and
(ii) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company Subs; (iii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Company Letter; (iv) any action taken by the Company or the Company Subs with Buyer's express written consent (except that consent to action taken to respond to a Material Adverse Effect or a Material Adverse Change shall not be deemed any waiver by Buyer as to the event or circumstance giving rise to such Material Adverse Effect or Material Change); or (v) the announcement or pendency of the transactions contemplated by this Agreement to the extent the same causes cancellation or delay in placing customer orders or potential customer orders.

            SECTION 3.8 PERMITS AND COMPLIANCE.

                        (a) Each of the Company and its Subsidiaries is and at all times has been in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company or the Company Subs, threatened. Neither the Company nor any of its Subsidiaries is nor has been in violation in any material respect of (i) any Company Permits, or (ii) any other Applicable Law, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the "SSA")).

                        (b) Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity. Neither the Company nor any of its Subsidiaries has received any warning letter from the FDA during the last three years. Neither the Company nor any of its Subsidiaries has received a communication from any regulatory agency or been notified during the last three years that any product approval is withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, the Company and its Subsidiaries are in compliance, in all material respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA or comparable foreign Governmental Entity including FDA's Quality System Regulation, 21 CFR Part 820; the Company has no Knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity; and since April 30, 1999, there have been no recalls, field notifications, alerts or seizures requested or threatened relating to the Company Products, except set forth in
Section 3.8 of the Company Letter. The Company Products, where required, are being marketed under valid pre market notifications under Section 510 (k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.360(k), and 21 C.F.R. Part 807, Subpart E ("510(k)'s") or PMA's. All 510(k)'s and PMA's for the Company Products are exclusively owned by the Company Subs, and to the Knowledge of the Company there is no reason to believe that FDA is considering limiting, suspending, or revoking any such 510(k)'s or PMA's or changing the marketing classification or labeling of any such products. To the Knowledge of the Company, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company Subs have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company Subs. Neither the Company, nor its Subsidiaries, nor any of their respective officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. ss.1001.1001): (i) have engaged in any activities which are prohibited under, or are cause for civil penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, or 1877 of SSA or related state or local statutes, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any Federal Health Care Program; or
(iv) have been convicted (as defined in 42 C.F.R. ss. 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or
(b)(3) of SSA.

                        (c) Except as set forth in Section 3.8(c) of the Company Letter, there are no contracts or agreements of the Company or its Subsidiaries having terms or conditions which would have a Material Adverse Effect on the Company Subs or having covenants not to compete that impair the ability of the Company or its Subsidiaries to conduct the business of the Company Subs as currently conducted or would reasonably be expected to impair Buyer's ability to conduct the business of the Company Subs as it is currently being conducted (other than as a result of facts or circumstances related solely to Buyer).

            SECTION 3.9 TAX MATTERS. Except as otherwise set forth in Section
3.9 of the Company Letter, (a) the Company Subs have timely filed (taking account of extensions to file that have been properly obtained) all Tax Returns (as hereinafter defined) required to have been filed by them, and such Tax Returns are correct and complete in all respects; (b) the Company Subs have timely paid (taking account of extensions to pay that have been properly obtained) all Taxes (as hereinafter defined) required to have been paid by them that have been due; (c) the Company Subs have complied in all respects with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (d) none of the Company Subs has waived any statute of limitations in respect of their Taxes, which remains open; (e) no federal, state, local, or foreign audits or administrative proceedings are pending with regard to any Taxes or Tax Returns of any of the Company Subs and none of the Company Subs has received a written notice of any proposed audit or proceeding from the Internal Revenue Service ("IRS") or any other taxing authority; (f) none of the Company Subs has engaged in any transaction that would constitute a "reportable transaction" within the meaning of Section 6111 or a "tax shelter" within the meaning of Section 6662 of the Internal Revenue Code of 1986, as amended (the "Code") and that has not been disclosed on an applicable Tax Return; (g) none of the Company Subs has submitted a request for a ruling to the IRS or any other taxing authority; (h) none of the Company Subs has at any time changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns; (i) none of the Company Subs has been a member of an affiliated group of corporations (within the meaning of Section 1504(a)) filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined, or unitary income tax return under comparable provisions of state, local, or foreign tax law) for any taxable period; (j) none of the Company Subs has any obligation under any agreement or arrangement with any other Person with respect to Taxes of such other Person (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign tax law) including any liability for Taxes of any predecessor entity; (k) the unpaid Taxes of the Company Subs do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth or included in the Company Balance Sheet as adjusted for the passage of time through the Closing Date, and (l) Section 3.9 of the Company Letter sets forth all jurisdictions outside of the United States in which any of the Company Subs is subject to Tax, is engaged in business, or has a permanent establishment. For purposes of this Agreement: (i) "Taxes" means any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer, excise, capital, or net worth tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest thereon or penalty imposed with respect thereto by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined, or any other basis, and shall include any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement, or otherwise), and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            SECTION 3.10 ACTIONS AND PROCEEDINGS. Except as set forth in Section
3.10 of the Company Letter, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or against or involving any of the present or former directors, officers, employees, consultants, agents or members of the Company or any of its Subsidiaries, in their capacities as such, any of its or their properties, assets or business or any Company Plan (as hereinafter defined). Except as set forth in Section 3.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its present or former directors, officers, employees, consultants, agents or members, in their capacities as such, or any of the Company's or any Subsidiary's properties, assets or business or any Company Plan.

            SECTION 3.11 CERTAIN AGREEMENTS.

                        (a) Except as set forth in Section 3.11(a) of the Company Letter, neither the Company nor any of the Company Subs is a party to any oral or written agreement, program, plan or other arrangement relating to the compensation of employees of the Company or the Company Subs, including any employment agreement, severance agreement, option plan, appreciation rights plan, restricted membership unit plan or membership unit purchase plan, pension plan (as defined in Section 3(2) of ERISA) or welfare plan (as defined in Section 3(1) of ERISA) (collectively the "Compensation Agreements"), any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Section 3.11(a) of the Company Letter sets forth (i) for each officer, director or employee who is a party to, or will receive benefits under, any Compensation Agreement as a result of the transactions contemplated herein, the total amount that each such Person may receive, or is eligible to receive, assuming that the transactions contemplated by this Agreement are consummated on the date hereof, and (ii) the total amount of indebtedness owed to the Company or the Company Subs from each officer, director or employee of the Company and the Company Subs.

                        (b) Set forth in Section 3.11(b) of the Company Letter is a list of all Material Contracts to which any of the Company Subs is a party as of the date hereof or to which any of its assets are bound. Prior to the date hereof, the Company has provided true and complete copies of all such Material Contracts to Buyer. "Material Contracts" means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect:

                            (i) any contract or commitment that involves a
dollar amount in excess of $50,000 or extends for a period of 12 months or more;

                            (ii) any employment contracts with employees, agents
or consultants;

                            (iii) any contract with sales or other agents,
brokers, franchisees, distributors or dealers;

                            (iv) any partnership or joint venture agreement;

                            (v) any lease or other occupancy or use agreements
related to Real Estate, or any options, rights of first refusal or security or other interests in Real Estate;

                            (vi) any agreements giving any party the right to
renegotiate or require a reduction in price or refund of payments previously made in connection with the business of the Company or its Subsidiaries;

                            (vii) any agreements for the borrowing or lending of
money with respect to the business of the Company or its Subsidiaries and any guaranty agreement or other evidence of indebtedness;

                            (viii) any material agreements that contain any
provisions requiring the Company or any of its Subsidiaries to indemnify any other party thereto;

                            (ix) any agreement for the sale of goods or services
to any Governmental Entity;

                            (x) any agreement granting any Person a Lien (other
than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries;

                            (xi) any bonus, executive or deferred compensation,
profit sharing, pension or retirement, option or membership unit purchase, hospitalization, insurance, medical reimbursement or other plan, agreement or arrangement or practice providing employee or executive benefits to any officer or employee or former officer or former employee;

                            (xii) any non-competition, secrecy or
confidentiality agreement relating to the business of the Company or its Subsidiaries or the Assets or any other contract restricting its right to conduct the business of the Company or its Subsidiaries at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas, customers, suppliers or lines of business; or

                            (xiii) any license agreement granting to any Company
Sub any right to use or practice any rights under any Intellectual Property (other than commercially available software applications used generally in the Company's or Company Subs' operations and that are licensed for a license fee of no more than $50,000 in the aggregate) and any license agreement under which any Company Subs grants licenses or other rights in or to use or practice any rights under any Intellectual Property.

                         (c) Except as set forth on Section 3.11(c) of the
Company Letter, each Material Contract is a legal, valid and binding agreement of one of the Company Subs, as applicable; no Company Sub (or to the Knowledge of the Company, any other party thereto) is in default under any Material Contract in any material respect; and none of such Material Contracts has been canceled by the other party thereto. Each Material Contract is in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default, event of default or other material breach by the applicable Company Sub which would entitle the other party to such Material Contract to terminate the same or declare a default or event of default thereunder. The Company and its Subsidiaries are not in receipt of any claim of default under any such agreement.

            SECTION 3.12 ERISA.

                         (a) Each Company Plan is listed in Section 3.12(a) of
the Company Letter. With respect to each Company Plan, the Company has made available to Buyer a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the applicable government agency, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan,
(v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (vii) the most recent determination letter or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any matter that has been resolved in the previous three years and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Except as disclosed in
Section 3.12(a) of the Company Letter, each Company Plan complies in form and has complied in operation in all respects with ERISA, the Code and all other Applicable Law. Except as set forth in Section 3.12(a) of the Company Letter, no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30-day notice requirement has not been waived. Except as disclosed in Section 3.12(a) of the Company Letter, neither the Company nor any Company Sub or ERISA Affiliates (as hereinafter defined) has ever contributed to or had any obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Except as disclosed in Section 3.12(a) of the Company Letter, no Company Plan is subject to Title IV of ERISA or Section 412 of the Code, nor does the Company or any ERISA Affiliate have any liability (contingent or otherwise) pursuant to Title IV of ERISA.

                         (b) Except as listed in Section 3.12(b) of the
Company Letter and except for routine contributions due and owing, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company, the Company Subs, or ERISA Affiliate or Company Plan fiduciary could be subject to any material liability under the terms of such Company Plans, ERISA, the Code or any other Applicable Law. Except as disclosed in Section 3.12(a) of the Company Letter, all Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Except as disclosed in Section 3.12(b) of the Company Letter, neither the Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.

                         (c) As used herein, (i) "Company Plan" means a "pension
plan" (as defined in Section 3(2) of ERISA (including a multiemployer plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), and any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, membership unit ownership, membership unit purchase, option, phantom unit, restricted unit, unit appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, program, agreement, arrangement or understanding, in each case established or maintained by the Company, the Company Subs or ERISA Affiliates or as to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any trade or business (whether or not incorporated) which would be considered a single employer with the Company or any Company Sub pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                         (d) Section 3.12(d) of the Company Letter contains a
list of all (i) severance and employment agreements with employees of the Company, the Company Subs and each ERISA Affiliate, (ii) severance programs and policies of the Company, the Company Subs, and each ERISA Affiliate with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company, the Company Subs and each ERISA Affiliate with or relating to its employees containing change of control or similar provisions.

                         (e) Except as set forth in Section 3.12(e) of the
Company Letter, neither the Company nor any of the Company Subs is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                         (f) Except as disclosed in Section 3.12(a) of the
Company Letter, there is no Company Plan that is subject to the laws of a foreign government or jurisdiction.

            SECTION 3.13 COMPLIANCE WITH WORKER SAFETY LAWS. The properties, assets and operations of the Company and the Company Subs are in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Applicable Worker Safety Laws"). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of the Company Subs that may interfere with or prevent material compliance or continued material compliance with Applicable Worker Safety Laws.

            SECTION 3.14 PRODUCTS.

                         (a) Since December 31, 1999, neither the Company nor
any of its Subsidiaries has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim.

                         (b) The Company has provided in Section 3.14(b) of the
Company Letter a schedule of the Company Subs' products in development and planned introductions. The product and service engineering, development, manufacturing and quality control processes which have been and are being followed by the Company and the Company Subs are reasonably designed to produce products and services which (i) are consistent with the claims made about them in the sales brochures and other statements made about them by or on behalf of the Company or the Company Subs, (ii) comply with applicable regulatory requirements, and (iii) avoid claims of the type described in Section 3.14(a).

            SECTION 3.15 LABOR MATTERS. Neither the Company nor any of the Company Subs is a party to any collective bargaining agreement or labor contract, nor, to the Knowledge of the Company, is there any current effort to organize any employees of the Company or any Company Sub. Neither the Company nor any Company Sub has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of the Company Subs (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or by any Person pursuant to the National Labor Relations Act or any comparable state agency or foreign law pending or, to the Knowledge of the Company, threatened in writing with respect to the Company Business Personnel. There is no labor strike, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Sub that may interfere with the respective business activities of the Company and the Company Subs. The Company and the Company Subs have complied in all material respects with all Applicable Laws relating to employment and labor.

            SECTION 3.16 INTELLECTUAL PROPERTY.

                         (a) As used herein, the term "Intellectual Property"
means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction with respect to the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, "Marks"); (ii) patents and patent applications and rights with respect to utility models or industrial designs (collectively, "Patents"); (iii) copyrights (whether registered or unregistered) and registrations and applications therefor (collectively, "Copyrights"); and (iv) know-how, inventions, discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, "Trade Secrets").

                         (b) Section 3.16(b)(1) of the Company Letter sets forth
an accurate and complete list of all registered Marks and applications for registration of Marks owned by or exclusively licensed to the Company Subs (collectively the "Company Registered Marks"), Section 3.16(b)(2) of the Company Letter sets forth an accurate and complete list of all Patents owned by or exclusively licensed to the Company Subs (these Patents, as well as divisional, continuation, continuation-in-part, reissue, reexamination, and any other applications that claim priority to one or more of the Patents and any Patents issuing from any such applications, both in the U.S. and in foreign jurisdictions will be collectively referred to as collectively the "Company Patents"), and Section 3.16(b)(3) of the Company Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company Subs (collectively the "Company Registered Copyrights" and, together with the Company Registered Marks and the Company Patents, the "Company Registered IP"). No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. To the Company's Knowledge, all Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such Company Registered IP or otherwise materially affect the priority, validity and enforceability of such Company Registered IP. To the Company's Knowledge, the Company Registered IP is valid, subsisting and enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries. Except as may be set forth in Section 3.16(b) of the Company Letter and to the Company's Knowledge, (i) neither the

Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and (ii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.

                         (c) Trademarks. To the Company's Knowledge, there has
been no prior use of any Company Registered Mark or any material unregistered Mark adopted by the Company Subs (collectively, "Company Marks") by any third party that would confer upon such third party superior rights in such Company Mark. The Company is not aware of any infringement of the Company Marks. To the Company's Knowledge, all Company Registered Marks have been continuously used by the Company Subs in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively.

                         (d) Actions to Protect Trade Secrets. To the Company's
Knowledge, each of the Company Subs has taken reasonable steps to protect its rights in its Intellectual Property and to maintain the confidentiality of all information that constitutes or that at any time constituted a Trade Secret of the Company Subs. Without limiting the generality of the foregoing, all current and former employees, consultants and contractors of the Company Subs who have participated in the creation of any Intellectual Property that is used by the Company Subs in the conduct of their respective businesses have entered into proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms.

                         (e) Ownership. The Company does not own or license any
Intellectual Property. Except as set forth in Section 3.16(e) of the Company Letter, the Company Subs own exclusively all right, title and interest to the Company Registered IP and all other Intellectual Property used by the Company Subs that is not licensed to the Company Subs pursuant to a written license agreement, free and clear of any Lien or other adverse claims or interests, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company Subs' ownership of any of such Intellectual Property. None of such Intellectual Property owned by the Company Subs is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company Subs.

                         (f) License Agreements. Section 3.16(f)(1) of the
Company Letter sets forth a complete and accurate list of all agreements granting to the Company Subs any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company Subs other than commercially available standard desktop software applications used generally in the Company's or any such Company Subs' operations and that are licensed for a license fee of no more than $50,000 in the aggregate (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 3.16(f)(2) of the Company Letter sets forth a complete and accurate list of all license agreements under which any Company Sub grants any rights under any Intellectual Property, excluding non-exclusive, end user licenses granted by the Company Subs in the ordinary course of business to purchasers of the Company Products in which any software is embedded. Section 3.16(f)(3) of the Company Letter lists the amount of any future royalty, license fee or other payments that may become payable by the Company Subs under each such Inbound License Agreements by reason of the use or exploitation of the Intellectual Property licensed thereunder. To the Company's Knowledge, no loss or expiration of any material Intellectual Property licensed to the Company Subs under any Inbound License Agreement is pending or reasonably foreseeable or threatened. To the Company's Knowledge, there is no outstanding or threatened dispute or disagreement with respect to any Inbound License Agreement or any license agreements under which any Company Subs grants any rights under any Intellectual Property (collectively, the "Outbound License Agreements") that could materially affect any of the respective rights and obligations of the parties thereunder. To the Company's Knowledge, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company Subs' rights or obligations under any Inbound License Agreement or any Outbound License Agreement.

                         (g) Sufficiency of IP Assets. The Intellectual Property
owned by the Company Subs or licensed under the Inbound License Agreements to the Company Subs constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of the Company Subs as each is currently conducted and proposed to be conducted, excluding commercially available standard desktop software applications used generally in the Company Subs' operations and that are licensed for a license fee of no more than $50,000 in the aggregate.

                         (h) No Infringement. Except as set forth in Section
3.16(h) of the Company Letter, to the Company's Knowledge, none of the products or services distributed, sold or offered by the Company Subs, nor any technology, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company Subs, has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party in any material respect, and no Company Sub has received any notice or claim asserting that any such infringement, misappropriation or violation is occurring or has occurred. To the Company's Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company Subs in any material respect.

                         (i) Software. No source code of any computer software
owned by the Company Subs has been licensed or otherwise provided to another person other than an escrow agent pursuant to the terms of a source code escrow agreement in customary form, and to the Company's Knowledge the Company has taken reasonable steps to protect all such source code as a Trade Secret of one or more of the Company Subs. Except as disclosed in Section 3.16(i) of the Company Letter and to the Company's Knowledge, no software embedded in any Company Products (i) contains any code that is owned by any third party, including any code that is licensed pursuant to the provisions of any "open source" license agreement, or any other license agreement that requires source code be distributed or made available in connection with the distribution of the licensed software in object code form or that limits the amount of fees that may be charged in connection with sublicensing or distributing such licensed software (each, an "Open Source License"). None of the Company Products in which Software is embedded, as a result of the intermingling or integration of code owned by the Company Subs with any "open source" software licensed under any Open Source License is, in whole or in part, subject to the provisions of any Open Source License.

                         (j) Performance of Existing Products. Each of the
Company Products performs, in all material respects, free of defects or errors that adversely affect the functionality of such products, the functions described in any applicable specifications or end user documentation provided to customers of the Company Subs on which such customers relied when acquiring such products.

                         (k) Documentation. To the Company's Knowledge, the
Company and each of its Subsidiaries has taken all actions customary in the medical device industry to document the Company Products and their operation, such that the materials comprising the Company Products, including source code and documentation, have been written in a clear and professional manner.

                         (l) Export Restrictions. Neither the Company nor any of
its Subsidiaries has exported or transmitted products or other materials to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

                         (m) Employee Confidentiality Agreements. To the
Company's Knowledge, no employee of or consultant to the Company or any Company Sub is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or any Company Sub or to promote the interests of the Company Subs. To the Company's Knowledge, at no time during the conception of or reduction to practice of any Intellectual Property owned or developed by the Company Subs was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or private source, performing research sponsored by any Governmental Authority or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company Subs' rights in such Intellectual Property. To the Company's Knowledge, there exist no inventions by current and former employees or consultants of any Company Sub, made or otherwise conceived prior to their beginning employment or consultation with such Company Sub that have been or will be incorporated into any of the Company's Intellectual Property or products.

                         (n) Intellectual Property Opinions. Set forth in
Section 3.16(n) of the Company Letter is a list of all written opinions of counsel related to Intellectual

Property that the Company or any Company Sub has ever received. A true and correct copy of each such opinion has been provided to Buyer.

            SECTION 3.17 BUSINESS COMBINATION. No "fair price," "interested shareholder," "business combination" or similar provision of any state takeover law is applicable to the transactions contemplated by this Agreement.

            SECTION 3.18 ACCOUNTS RECEIVABLE. All of the accounts and notes receivable of the Company Subs set forth on the books and records of the Company Subs (net of the applicable reserves reflected on the books and records of the Company and in the Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions and (ii) except as set forth on Section 3.18(ii) of the Company Letter, constitute valid claims.

            SECTION 3.19 INVENTORIES. Except as set forth in Section 3.19 of the Company Letter, all inventories of the Company Subs consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company Subs therefor, conform to the specifications established therefor, and have been manufactured in all material respects in accordance with applicable regulatory requirements. Except as set forth in Section 3.19 of the Company Letter, the quantities of all inventories, materials, and supplies of the Company Subs (net of the obsolescence reserves therefor shown in the Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive.

            SECTION 3.20 ENVIRONMENTAL MATTERS.

                         (a) For purposes of this Agreement, the following terms
shall have the following meanings: (i) "Hazardous Substances" means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law;
(ii) "Environmental Law" means any law, past, present or future (up until the Closing) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

                         (b) The Company and its Subsidiaries are and have been
in material compliance with all applicable Environmental Laws, have obtained all Environmental Permits and are in material compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability, except in each case for the notices set forth in Section 3.20 of the Company Letter.

                         (c) Except as set forth in Section 3.20 of the Company
Letter, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of its Subsidiaries' properties or any other properties, (ii) Company Knowledge of any Hazardous Substances on, under, emanating from, or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations, or (iii) Company Knowledge or any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case for the notices set forth in Section 3.20 of the Company Letter.

                         (d) There are no environmental assessments or audit
reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

                         (e) Neither the Company nor any of its Subsidiaries has
exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company or any of its Subsidiaries to liability under any Environmental Law.

                         (f) To the Company's Knowledge, no underground storage
tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries.

                         (g) Except as set forth in Section 3.20 of the Company
Letter, neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

                         (h) Neither the Company nor any of its Subsidiaries is
required to make any capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditures.

            SECTION 3.21 SUPPLIERS AND DISTRIBUTORS.

                         (a) Except as set forth in Section 3.21(a) of the
Company Letter, to the Company's Knowledge, neither the Company nor any of its Subsidiaries has received any notice, oral or written, or has any reason to believe that any significant supplier, including without limitation any sole source supplier, will not sell raw materials, supplies, merchandise and other goods to the Company Subs at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Company and its Subsidiaries, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise, or other goods are readily available from other sources on comparable terms and conditions.

                         (b) Except as set forth in Section 3.21(b) of the
Company Letter, neither the Company nor any of its Subsidiaries has received any notice, oral or written, or to the Company's Knowledge has any reason to believe that any distributors, sales representatives, sales agents, or other third party sellers, will not sell or market the products or services of the Company or any of its Subsidiaries at any time after the Closing (without giving effect to the transactions contemplated hereby) on terms and conditions substantially similar to those used in the current sales and distribution contracts of the Company and its Subsidiaries.

            SECTION 3.22 INSURANCE. Section 3.22 of the Company Letter contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, sprinkler and water damage, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the business and operations of the Company Subs in each case which are in force as of the date hereof (the "Insurance Policies"). Except for the Insurance Policies listed in Section 3.22(a) of the Company Letter, all of the Insurance Policies are in the name of, in favor of, and for the benefit of, the Company Subs, rather than the Company. All of the Insurance Policies are maintained with reputable insurance carriers and provide adequate coverage for all normal risks incident to the business of the Company Subs and their respective properties and assets. The Company or one of its Subsidiaries has made any and all payments required to maintain the Insurance Policies in full force and effect. The Company and its Subsidiaries have not received notice of default under any Insurance Policy, and has not received written notice or, to the Knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

            SECTION 3.23 TRANSACTIONS WITH AFFILIATES.

                         (a) For purposes of this Section 3.23, the term
"Affiliated Person" means (i) any holder of more than 5% of the Company Membership Units, (ii) any director, officer or senior executive of the Company or any Subsidiary of the

Company, (iii) any member of the immediate family of any of such persons, or
(iv) any Person that is controlled by any of the foregoing.

                         (b) Except as set forth in Section 3.23(b) of the
Company Letter, since the Company Balance Sheet Date, the Company and its Subsidiaries have not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company or any of its Subsidiaries), (iii) entered into or modified in any manner any contract with, or (iv) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

                         (c) Except as set forth in Section 3.23 of the Company
Letter, (i) the contracts of the Company and its Subsidiaries do not include any obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Subsidiary and (iii) the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment from the Company or any Subsidiary to any Affiliated Person.

                         (d) No Affiliated Person of any of the Company or any
Subsidiary is a party to any contract with any customer or supplier of the Company or any Subsidiary that affects in any manner the business, financial condition or results of operation of the Company or any Subsidiary.

            SECTION 3.24 ACCURACY OF INFORMATION. Neither this Agreement nor the Company Letter contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they are made, not misleading.

            SECTION 3.25 TITLE TO AND SUFFICIENCY OF ASSETS.

                         (a) As of the date hereof, the Company Subs own, and as
of the Closing the Company Subs will own, good and marketable title to all of their assets constituting tangible personal property and rights under Material Contracts (excluding, for purposes of this sentence, assets held under leases and assets constituting Intellectual Property), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions (collectively, "Liens") other than Permitted Liens, except as set forth in Section 3.25(a) of the Company Letter. Such tangible assets and rights under Material Contracts, together with all assets held by the Company Subs under leases, constitute all tangible personal property and rights under Material Contracts used in the operation of the business as conducted by the Company Subs, including the development, manufacture, sale and distribution of the Company Products. The Company is not a party to any Material Contract and does not own any tangible personal property, or other asset (other than (i) cash and cash equivalents held by the Company which will be contributed to the Company Subs prior to the Closing in accordance with Section 4.1(b)(viii) and (ii) the Secured Recourse Promissory Note and Pledge Agreements executed by holders of Company Options in connection with the exercise of such Company Options, for which an amount equal to the aggregate amounts due under such notes will be contributed to the Company Subs prior to the Closing or offset in accordance with Section 4.1(b)(viii)).

                         (b) As of the date hereof, the Company and its
Subsidiaries do not own any Real Estate. All Real Estate leases held by the Company and its Subsidiaries are adequate for the operation of the businesses of the Company and its Subsidiaries as presently conducted. The leases to all Real Estate occupied by the Company or its Subsidiaries are listed in Section 3.25(b) of the Company Letter and are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a material default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other Person who is a party signatory thereto. For purposes of this Agreement, "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee, if any, or leasehold ownership right, title and interest of such Person, in and to all real estate and improvement owned or leased by any such Person and which is used by any such Person in connection with the operation of its business.

            SECTION 3.26 BROKERS. Except as disclosed in Section 3.26 of the Company Letter, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. All such fees or commissions are payable by the Company (out of the proceeds of the Cash Purchase Price), and not by any of the Company Subs.

            SECTION 3.27 CONTROLS AND PROCEDURES. The officers of the Company have identified for the Company's auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

            SECTION 3.28 CERTAIN BUSINESS PRACTICES. None of the Company, any of its Subsidiaries, or to the Company's Knowledge, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any payment in the nature of criminal bribery.

                                  ARTICLE IV -
                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                    -----------------------------------------

            SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING. Except as expressly permitted by clauses (a)(i) through

(xxviii) of this Section 4.1, during the period from the date of this Agreement through the Closing, the Company and the Company Subs shall carry on their respective business in the ordinary course of business as currently conducted and, to the extent consistent therewith, use their respective commercially reasonable efforts to preserve intact their current businesses organizations, keep available the services of their respective current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that the goodwill and ongoing business of the Company Subs shall be unimpaired at the Closing. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below), prior to the Closing:

                         (a) The Company shall not, and shall cause its
Subsidiaries not to, without the prior written consent of Buyer:

                             (i) (A) declare, set aside or pay any dividends on,
or make any other actual, constructive or deemed distributions in respect of, any Company Membership Units, or otherwise make any payments to the members of the Company in their capacity as such, (B) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any Shares, or otherwise make any payments to the Company, (C) split, combine or reclassify any of the Company Membership Units or Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Membership Units or Shares or (D) purchase, redeem or otherwise acquire any Company Membership Units or the Shares or any other securities of the Company or the Company Subs or any rights, warrants or options to acquire any such units or other securities;

                             (ii) issue, deliver, sell, pledge, dispose of or
otherwise encumber any Company Membership Units or any Shares, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Option Plans) to acquire any such Company Membership Units or Shares, voting securities, equity equivalent or convertible securities, other than the issuance of Company Membership Units upon the exercise of Company Options outstanding on the date of this Agreement in accordance with their current terms;

                             (iii) amend the Company Charter (other than as
contemplated by this Agreement) or the articles or bylaws of any Company Sub;

                             (iv) acquire or agree to acquire by merging or
consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

                             (v) alter through merger, liquidation,
reorganization, restructuring or any other fashion the corporate structure of the Company or any Company Sub;

                             (vi) sell, lease or otherwise dispose of, or agree
to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

                             (vii) incur any indebtedness for borrowed money,
guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person;

                             (viii) adopt a plan of complete or partial
liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by this Agreement) or otherwise permit its corporate existence, or any of the rights or franchises or any license, permit or authorization under which the business operates to be suspended, lapsed or revoked;

                             (ix) enter into or adopt any, or amend any
existing, severance plan, agreement or arrangement or enter into or amend any Company Plan, employment, or any consulting agreement (other than as set forth in the Company Letter);

                             (x) except as provided in Section 4.1(x) of the
Company Letter, hire additional employees, consultants or other independent contractors or increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with Applicable Law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, option, restricted unit, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                             (xi) knowingly violate or knowingly fail to perform
any obligation or duty imposed upon it or any Subsidiary by any Applicable Law;

                             (xii) make any change to accounting policies or
procedures (other than actions required to be taken by generally accepted accounting principles);

                             (xiii) prepare or file any Tax Return inconsistent
with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                             (xiv) fail to file in a timely manner any Tax
Returns (except as to filings for which a proper extension has been obtained) that become due or fail to pay any Taxes that become due;

                             (xv) make or rescind any express or deemed election
relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;

                             (xvi) commence any litigation or proceeding with
respect to any material Tax liability or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;

                             (xvii) except for sales of inventory in the
ordinary course of business and the hiring of employees in the ordinary course of business as permitted in subsection (ix), enter into, renew, terminate or amend any Material Contract; or purchase or lease any real property;

                             (xviii) pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Financial Statements or incurred in the ordinary course of business consistent with past practice or (B) the payment, discharge or satisfaction of any and all amounts owed to Silicon Valley Bank pursuant to the Loan and Security Agreement between INC and Silicon Valley Bank dated January 31, 2003, as amended, in accordance with its terms;

                             (xix) create or form any Subsidiary or make any
other investment in another Person (except for the capital contributions required by Section 4.1(b)(viii));

                             (xx) [INTENTIONALLY OMITTED];

                             (xxi) modify the standard warranty terms for
products sold by the Company or its Subsidiaries or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or its Subsidiaries;

                             (xxii) make or authorize any new capital
expenditure or expenditures that individually is in excess of $25,000 or in the aggregate are in excess of $50,000;

                             (xxiii) allow any of the Company's or any
Subsidiaries' Intellectual Property rights to be disclosed, other than under appropriate non-disclosure agreements, abandoned, or otherwise become unavailable to the Company or its Subsidiaries on the same terms and conditions as such rights were available to the Company or its Subsidiaries as of the date of this Agreement;

                             (xiv) sell or license to any third party any of its
Intellectual Property other than non-exclusive licenses in the ordinary course of business;

                             (xxv) allow any insurance policy relating to the
Company's or any Subsidiaries' business to be amended or terminated without replacing such policy without a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company equivalently rated to the prior insurance company;

                             (xxvi) enter into or amend any contract, agreement,
commitment or arrangement with any Affiliated Person;

                             (xxvii) pay any legal fees, advisory fees, or other
transaction costs incurred in connection with the transactions contemplated by this Agreement except out of the Cash Purchase Price; or

                             (xxviii) authorize, recommend, propose or announce
an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                         (b) The Company shall and shall cause its Subsidiaries
to:

                             (i) maintain their respective assets and properties
(including Intellectual Property) in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

                             (ii) promptly repair, restore or replace all assets
and properties in the ordinary course of business consistent with past practice;

                             (iii) upon any damage, destruction or loss to any
of its assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

                             (iv) comply with all Applicable Laws;

                             (v) take all actions necessary to be in compliance
with all Material Contracts and to maintain the effectiveness of all Company Permits;

                             (vi) notify Buyer in writing of the commencement of
any action, suit, claim, investigation or other like proceeding by or against the Company or any of its Subsidiaries;

                             (vii) pay accounts payable and pursue collection of
its accounts receivable in the ordinary course of business, consistent with past practices; and

                             (viii) contribute to the Company Subs, on or before
the Closing Date (A) all of the cash and cash equivalents held by the Company on the date hereof, (B) any and all cash amounts received by the Company in connection with the exercise of Company Options, (C) cash in an amount equal to any and all amounts payable to the Company under any promissory note or other evidence of indebtedness held by the Company in connection with the exercise of Company Options that have not been repaid prior to the Closing, and (D) an amount equal to the aggregate amount owing from the Company to any Company Sub in connection with any obligations outstanding between them. To the extent the Company has not contributed the funds to the Company Subs as set forth in the preceding clause, Buyer may offset against the Cash Purchase Price, dollar-for-dollar, accordingly.

            SECTION 4.2 CONDUCT OF THE BUSINESS DURING THE CONTINGENT CONSIDERATION PERIOD.

                         (a) In General.

                             (i) Uncertainties. The parties understand and
acknowledge that there are uncertainties surrounding the business of the Company and the Company Products, including, but not limited to: (A) the ability to satisfactorily complete the design of the Company Products, (B) the clinical safety of the Company Products, (C) market acceptance of the Company Products,
(D) competitive product offerings that may be introduced by third parties, and
(E) Intellectual Property owned by third parties. As a result of such uncertainties, the parties agree and acknowledge that Buyer must have flexibility to react to future developments. Buyer is entitled to exercise its discretion with respect thereto subject, however, to the following provisions.

                             (ii) No Discontinuance. Prior to the end of FY
2008, Buyer will not withdraw from marketing and sale any Company Product that is being sold by Buyer unless Buyer determines, in good faith, that a risk to health, safety or Buyer's reputation exists in connection with the continued marketing and sale of such Company Product. If Buyer does determine, in good faith, that such a risk exists with regard to any Company Product, Buyer shall have no liability to the Company or its members as a result of any impact such decision, in and of itself, may have on the earning of any Contingent Consideration.

                             (iii) Employment Decisions. All employment,
personnel and staffing decisions related to the Company Products shall be in the sole discretion of Buyer. Buyer shall have no liability to the Company or its members as a result of any impact such decision, in and of itself, may have on the earning of any Contingent Consideration.

                             (iv) Restructuring and Sale. Buyer may merge all or
any of the Company Subs with or into Buyer or any of its Subsidiaries, including any merger or other similar reorganization that would result in the termination of the existence of any Company Sub. Buyer shall be free to sell, assign, transfer or otherwise dispose of any Company Sub or their respective assets (including a sale or exclusive license of the Velocimed Intellectual Property related to one or more of the Company Products) (such sale, a "Permitted Sale"); provided that a Permitted Sale shall be treated as set forth in Section 4.2(e).

                             (v) Regulatory Approvals. Buyer shall use
commercially reasonable efforts to obtain regulatory approval for the Company Products in the United States, Japan and the European Union. However, Buyer shall have the sole right to determine the type and quantity of data and testing needed in order to assure the safety and efficacy of the Company Products.

                             (vi) Competitive Products. Buyer may acquire,
develop, market, manufacture and sell products that are competitive with the Company Products and the impact such acquisition development, marketing, manufacturing or sale, in and of itself, may have on the earning of any Contingent Consideration shall not be the basis of any claim by the Company or its members; PROVIDED, HOWEVER, that if Buyer sells any such competitive product, the revenues from such sales will be included in the calculation of Revenue if, and only if, such competitive product (A) would, but for the ownership of the Velocimed Intellectual Property, infringe on the Velocimed Intellectual Property, or (B) is a Distal Device, in which event, as provided in
Section 4.2(c)(v), 50% of such revenue will be included in such Revenue. Buyer agrees that, in cases where Buyer sells such a competitive product, Buyer will not discriminate against the Company Products in delivery priorities nor will Buyer give its sales force or distributors any comparatively higher commissions or sales incentives on such competitive products relative to commissions and incentives on sales of the competitive Company Product.

                         (b) Premere Approval. Buyer shall use commercially
reasonable efforts to obtain the Premere Approval during the Contingent Consideration Period. Notwithstanding the foregoing or any other provision herein to the contrary, but subject to Buyer's determinations being subject to a commercial reasonableness standard, in connection with obtaining the Premere
Approval:

                             (i) Expenditures. Buyer and the Company acknowledge
and agree that Buyer retains the right, in its sole and absolute discretion, to determine the nature, manner, timing and amount of each and every expenditure and business decision related to the Premere Approval.

                             (ii) Product Safety. Buyer shall have the sole
right to determine the type and quantity of data and testing needed in order to assure the safety and efficacy of the related products.

                         (c) Revenue. Buyer shall use commercially reasonable
efforts to develop, distribute, manufacture, market and sell the Company Products, subject to the provisions set forth in subparagraphs (i)-(v) below. The parties acknowledge that the nature, timing and extent of such efforts will vary product by product and that efforts undertaken with one Company Product may not be undertaken with another Company Product, and agree that such differences shall not be the basis for any claim by the Company or its members as long as the determinations made by Buyer have a commercially reasonable basis.

                             (i) Prices. Buyer shall have absolute discretion in
setting the sales prices for any Company Product and the sales price set by Buyer for any Company Products shall not provide any cause for any claims by the Company or its members. Buyer shall be permitted to sell the Company Products either on a stand-alone basis or in Bundled Sales.

                             (ii) Distribution. Except in the case of sales in
Japan (for which no increase shall be made), in calculating Revenue for sales made to a third party distributor, the amount of the transfer price will be increased by 10% for any sales in Central or South America, and by 15% for sales in any other foreign country.

                             (iii) Bundled Sales. In the case of a Bundled Sale,
the gross invoiced price from the sale of the Company Product shall be determined by first calculating the average selling price for each product included in the Bundled Sale, in the country of sale, during the one-month period ending on the day immediately preceding the first day of the accounting month in which the Bundled Sale occurred. The gross invoiced price from the sale of the Company Product shall be determined by using the ratio of individual average selling price to allocate the Bundled Sale's gross invoiced price. For example, if a Bundled Sale included both the Company Product, whose average selling price in the country of sale was $1,000, and one Non-Eligible Product whose average selling price in the country of sale was $2,000, and the Bundled Sale gross invoiced price was $2,500, then the gross invoiced price from the sale of the Company Product in connection with the Bundled Sale would be $833.33. For purposes hereof:

                                   (A) "Bundled Sale" shall mean the sale of
Company Products together with Non-Eligible Products, where the prices of the separate products are not separately stated.

                                   (B) "Non-Eligible Product" shall mean a
product or service sold by Buyer (or any of its Affiliates) other than a Company Product.

                             (iv) Buyer Licensing. Revenue from Buyer Licensing
shall be calculated as follows:

                                   (A) If Buyer has licensed Velocimed
Intellectual Property to a third party licensee (a "Licensee") for use in the field of cardiology or in any other medical field in which Buyer, during the preceding fiscal year, had $5,000,000 or more of sales revenue, then the Revenue attributable to such Buyer Licensing for purposes of Section 1.3(b)(xx) shall equal the aggregate of the sales price of each unit sold by such Licensee less,
(X) transportation, insurance and handling expenses if separately stated on Licensee's invoice, (Y) any credits or allowances granted with respect to such product in the ordinary course of business to Licensee's customers, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and charge-backs, and (Z) any sales, excise, value-added, turnover or similar Taxes and any duties and other governmental charges imposed on the importation, use or sale of a product; PROVIDED, HOWEVER, that revenue from Bundled Sales or sales made through distributors in foreign jurisdictions shall be calculated in accordance with the provisions of Section 4.2(c)(iii) hereof. Buyer will require such Licensee to provide Buyer with sufficient information in order for Buyer to satisfy its information reporting requirements hereunder.

                                   (B) If Buyer has licensed Velocimed
Intellectual Property to a Licensee for use in any medical field in which Buyer had less than $5,000,000 of sales revenue during the preceding fiscal year, then the Revenue attributable to such Buyer Licensing for purposes of Section 1.3(b)(xx) shall equal the royalty or license payment received by Buyer for such Velocimed Intellectual Property from such Licensee.

                             (v) Distal Device Sales. One-half of revenue
derived by Buyer from the sale of a Distal Device shall be included in Revenue hereunder, without regard to whether such Distal Device constitutes a competing product with the Company Products or would, but for the ownership of the Velocimed Intellectual Property, infringe on the Velocimed Intellectual Property.

                         (d) Status Reports.

                             (i) Mid-Year Reports. Subject to the
confidentiality provisions set forth in Section 4.2(d)(ii), within 45 days after the end of the second fiscal quarter of any Fiscal Year, Buyer shall prepare and provide to the Company a report (the "Mid-Year Report") which shall set forth
(A) Revenue, listed by Company Product or other revenue source, earned during the first two fiscal quarters of such Fiscal Year, and (B) a report concerning the status of the Premere Approval which shall include an update on regulatory and clinical progress.

                             (ii) Confidentiality Agreement. The Company shall
execute and deliver the confidentiality agreement attached hereto as EXHIBIT A (the "Contingent Consideration Confidentiality Agreement"). The Company will not provide any information contained in the Mid-Year Report, including information related to the calculation of the Revenue-Based Contingent Consideration or the status of the Premere Approval, or any other confidential information related to the Company Products to any Person, including any director or officer of the Company or any holder of Company Membership Units, unless such Person also agrees to execute and deliver to Buyer the Contingent Consideration Confidentiality Agreement. Notwithstanding anything to the contrary provided herein, no Person (including any director or officer of the Company or any holder of Company Membership Units) will be entitled to any such confidential information if such Person is employed by, a director of, or a consultant to any company engaged in a business that is competitive with the Company Products. All directors and officers of the Company and all holders of Company Membership Units who are either ineligible to obtain information as a result of the immediately preceding sentence or who have not executed a Contingent Consideration Confidentiality Agreement shall be entitled only to the information provided in the Revenue Notice and the Premere Approval Notice.

                             (iii) Meetings. Subject to the provisions of
Section 4.2(d)(ii), if a Mid-Year Report, Premere Approval Notice or Revenue Notice contains information that is of concern to the Company, the Company shall have the right, but not the obligation, to have a representative of the Company meet with a senior business representative of Buyer (the "Buyer Representative") in order to ask high-level business questions of the Buyer Representative (such meeting, a "Contingent Consideration Conference"). If the Company shall seek to convene a Contingent Consideration Conference, the Company shall deliver notice to Buyer of such request and the parties shall then work in good faith to arrange for such meeting within 10 days of Buyer's receipt of such notice.

                     (e) Change in Control of Buyer; Permitted Sales.

                             (i) Definitions.

                                   (A) "Premere Trigger" means a Change In
Control in which the Acquiring Person is engaged in the manufacture and sale of a product that is in direct competition with the Premere Product, including an atrial septal closure device; or

                                   (B) "Proxis Trigger" means a Change In
Control in which the Acquiring Person is engaged in the manufacture and sale of any Distal Device or any product that is in direct competition with the Proxis Product.

                                   (C) A "Change In Control" of Buyer shall mean
the occurrence of any of the following: (X) the consummation in any transaction or series of related transactions of the sale by Buyer of all or substantially all of the Buyer's assets to another Person, (Y) the consummation of a transaction or series of related transactions, including a merger or consolidation with any other Person other than a transaction which results in the voting securities of the Buyer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of a surviving entity or its parent) at least fifty percent of the total voting securities of Buyer or such surviving entity or its parent outstanding immediately after such transaction or series of transactions, or (Z) any Person or group becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of voting securities of Buyer representing fifty percent or more of the total voting power represented by Buyer's then outstanding voting securities. The person acquiring such assets or voting securities shall herein be referred to as the "Acquiring Person".

                             (ii) Payment on a Premere Trigger or Permitted Sale
of Premere Product.

                                   (A) If, prior to December 31, 2008, a Premere
Trigger occurs or Buyer undertakes a Permitted Sale of the Premere Product, then:

                                       (Y) an amount equal to $100,000,000 less
any Revenue-Based Contingent Consideration payments that have previously been earned pursuant to Section 1.3(c) shall become earned in lieu of any Revenue-Based Contingent Consideration payments that would otherwise be earned pursuant to Section 1.3(c) and 50% of such amount shall be distributed in accordance with the provisions of Section 1.3(e) following the end of each of the next two Fiscal Years (unless such Premere Trigger or Permitted Sale occurs in FY 2008, in which case 100% of such amount shall be distributed following the end of FY 2008); and

                                       (Z) the Premere Approval shall be deemed
to have been granted during the Target Period in which such Premere Trigger or Permitted Sale occurs.

                                   (B) If a Premere Trigger or Permitted Sale of
the Premere Product occurs between January 1, 2009 and September 30, 2010, then the Premere Approval shall be deemed to have been granted during the Target Period in which such Premere Trigger or Permitted Sale occurs.

                                   (C) In the event Contingent Consideration is
earned pursuant to this Section 4.2(e)(ii), then no further Contingent Consideration shall ever be earned, and no further amounts shall ever become due and payable with regard to the Contingent Consideration.

                             (iii) Payment on a Proxis Trigger. If a Proxis
Trigger occurs prior to December 31, 2008, then an amount equal to $100,000,000 less any Revenue-Based Contingent Consideration payments that have previously been earned pursuant to Section 1.3(c) shall become earned in lieu of any Revenue-Based Contingent Consideration payments that would otherwise be earned pursuant to Section 1.3(c) and 50% of such amount shall be distributed in accordance with the provisions of Section 1.3(e) following the end of each of the next two Fiscal Years (unless such Proxis Trigger occurs in FY 2008, in which case 100% of such amount shall be distributed following the end of FY
2008). In the event Contingent Consideration is earned pursuant to this Section 4.2(e)(iii), then no further Revenue-Based Contingent Consideration shall ever be earned, and no further amounts shall ever become due and payable with regard to the Revenue-Based Contingent Consideration.

                             (iv) Payment on Permitted Sale of the Proxis or
Venture Product.

                                   (A) If, prior to December 31, 2007 or during
FY 2008 if Buyer made a Revenue-Based Contingent Consideration payment for either FY 2006 or FY 2007, Buyer undertakes a Permitted Sale of the Proxis Product or the Venture Product, then an amount equal to $100,000,000 less any Revenue-Based Contingent Consideration payments that have previously been earned pursuant to Section 1.3(c) shall become earned in lieu of any Revenue-Based Contingent Consideration payments that would otherwise be earned pursuant to Section 1.3(c) and 50% of such amount shall be distributed in accordance with the provisions of Section 1.3(e) following the end of each of the next two Fiscal Years. In the event Contingent Consideration is earned pursuant to this Section 4.2(e)(iv), then no further Revenue-Based Contingent Consideration shall ever be earned, and no further amounts shall ever become due and payable with regard to the Revenue-Based Contingent Consideration.

                                   (B) If, during FY 2008, Buyer undertakes a
Permitted Sale of the Proxis Product or the Venture Product and Buyer has not made a Revenue-Based Contingent Consideration payment for either FY 2006 or FY 2007, then no amounts shall become automatically earned. Instead, Revenue for FY 2008 shall include the sales price of each unit of Proxis Product or Venture Product (as the case may be) sold by the party acquiring such assets, less, (X) transportation, insurance and handling expenses if separately stated on the invoice, (Y) any credits or allowances granted with respect to such product in the ordinary course of business to customers, including, without limitation, credits and allowances on account of price adjustments, returns, discounts, and charge-backs, and (Z) any sales, excise, value-added, turnover or similar Taxes and any duties and other governmental charges imposed on the importation, use or sale of a product; PROVIDED, HOWEVER, that revenue from Bundled Sales or sales made through distributors in foreign jurisdictions shall be calculated in accordance with the provisions of Section 4.2(c) hereof. Buyer will require the buyer of such assets to provide Buyer with sufficient information in order for Buyer to satisfy its information reporting requirements hereunder.

                             (v) Impossibility. Notwithstanding anything to the
contrary herein, if facts and circumstances at the time of a Change In Control or Permitted Sale exist such that it would be impossible for any further Revenue-Based Contingent Consideration to become earned, then no Revenue-Based Contingent Consideration shall become due and payable pursuant to this Section 4.2(e). Similarly and notwithstanding anything to the contrary herein, if facts and circumstances at the time of a Change In Control or Permitted Sale exist such that it would be impossible for any Premere Approval-Based Contingent Consideration to become earned, then no Premere Approval-Based Contingent Consideration shall become due and payable pursuant to this Section 4.2(e). For example, and not for purposes of limitation, if clinical trials have shown the Premere Product to be ineffective and the Premere Approval will therefore not be forthcoming, then no Contingent Consideration shall ever become due and payable as a result of the operation of this Section 4.2(e).

                                   ARTICLE V -
                              ADDITIONAL AGREEMENTS
                              ---------------------

            SECTION 5.1  ACCESS TO INFORMATION.

                         (a) The Company shall, and shall cause each of its
Subsidiaries to, afford to the Buyer and its Subsidiaries and each of their accountants, counsel, financial advisors and other representatives of Buyer reasonable access, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Closing, all of their respective properties, books, contracts, commitments and records (including engineering records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, (i) promptly make available to Buyer all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections as reasonably requested by Buyer and (ii) provide reasonable access to the Company's facilities and operations to enable Buyer to conduct a health and safety review of the business. No investigation pursuant to this Section 5.1 shall affect the rights of any party with respect to the representations and warranties in Sections 3.9, 3.16, 3.25(a) or the right of setoff set forth in
Section 1.3(e)(vi) of this Agreement. All information obtained by Buyer pursuant to this Section 5.1 shall be kept confidential in accordance with the Confidentiality Agreement, dated January 5, 2004 between Buyer and the Company, as amended as of August 26, 2004, and the Community of Interest Agreement dated as of December 27, 2004 by and between Buyer, the Company and the Company Subs (the "Confidentiality Agreement").

                         (b) The Company agrees to provide Buyer and its agents
and representatives with reasonable access to its employees during normal working hours following the date of this Agreement, and after consultation with the Company to, among other things, deliver offers of continued employment contingent upon Closing and to provide information to such employees about Buyer.

                         (c) On the Closing Date, the Company will deliver or
cause to be delivered to Buyer all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Company relating to the business and operations of the Company and the Company Subs.

                         (d) After the Closing, at the Company's request and at
no cost to the Company, Buyer shall provide the Company with reasonable access to such pre-Closing books and records of the Company or the Company Subs as are in Buyer's possession and as the Company may reasonably require in connection with any Tax Returns, Tax audits, or other bona fide business requirements.

                         (e) After the Closing, at Buyer's request and at no
cost to the Company, the Company shall provide Buyer with reasonable access to such pre-Closing books and records of the Company or the Company Subs as are in the Company's possession and as Buyer may reasonably require in connection with any Tax Returns, Tax audits, or other bona fide business requirements.

            SECTION 5.2 FEES AND EXPENSES. Whether or not the Closing occurs, the Company and Buyer, respectively, shall each bear their own costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants. The Company will pay all of its expenses in connection with the transactions contemplated hereby from the Cash Purchase Price and not from any other cash or other assets of the Company or Company Subs.

            SECTION 5.3 NO SOLICITATION OR NEGOTIATION. Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, the Company and the Company Subs will not (nor will the Company or the Company Subs permit any of their respective officers, directors, employees, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any Person other than Buyer: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible acquisition of the Company or any or all of the Company Subs (whether by way of merger, purchase of Company Membership Units, purchase of Shares, purchase of assets or otherwise), any portion of Company Membership Units or any other equity interest in the Company or any material part of its (tangible or intangible) assets; (ii) provide information with respect to it to any Person, other than Buyer, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of the Company or any or all of the Company Subs (whether by way of merger, purchase of Company Membership Units, purchase of Shares, purchase of assets or otherwise), any portion of Company Membership Units or any other equity interest in the Company, purchase of Shares, or any material part of the Company's or any Company Sub's (tangible or intangible) assets; or (iii) enter into any agreement with any Person providing for the possible acquisition of the Company or any Company Sub (whether by way of merger, purchase of Company Membership Units, purchase of Shares, purchase of assets or otherwise), any portion of Company Membership Units, purchase of Shares or any other equity interest in the Company or any Company Sub or any material part of their respective (tangible or intangible) assets. In the event the Company or any Company Sub receives any communication from a third party expressing an interest in such a transaction, the Company will immediately notify Buyer and provide Buyer with a copy of any written communications and a detailed summary of any oral communications.

            SECTION 5.4  COOPERATION.

                         (a) Subject to the terms and conditions herein
provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement and each of the other Transaction Documents, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Buyer or the Company, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the transactions contemplated by this agreement; and (iv) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. The Company agrees to use all reasonable efforts to encourage the employees of the Company Subs to accept any offers of employment extended by Buyer.

If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

                         (b) Buyer and the Company will consult and cooperate
with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.

                         (c) Notwithstanding any provision of this Agreement or
otherwise, in connection with the compliance by the parties hereto with any Applicable Law (including the HSR Act and similar merger notification laws or regulations of any foreign Governmental Entity) and obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Buyer shall not be required, or be construed to be required, to proffer to, or agree to: (i) sell or hold separate, or agree to sell or hold separate, before or after the Closing, any assets, businesses or any interests in any assets or businesses, of Buyer, the Company, any Company Sub or any of their respective affiliates (or to consent to any sale, or agreement to sell, by Buyer, the Company or any Company Sub of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer, the Company or any Company Sub of any assets or businesses, (ii) enter into any agreement or be bound by any obligation that, in Buyer's good faith judgment, would likely have an adverse effect on the benefits to Buyer of the transactions contemplated by this Agreement, or (iii) take any other action that, in Buyer's good faith judgment, would be adverse to Buyer.

            SECTION 5.5 INTERCOMPANY ACCOUNTS; INDEBTEDNESS. All intercompany accounts, payables, receivables, and loans between the Company, on the one hand, and each Company Sub, on the other hand, shall be eliminated, released, forgiven, paid or satisfied, or assigned, prior to the Closing, as directed by Buyer.

            SECTION 5.6 INTERCOMPANY ARRANGEMENTS. All intercompany contracts or arrangements not otherwise described in Section 5.5 that exist between the Company on the one hand, and the Company Subs on the other hand, shall be cancelled, assigned, or terminated, immediately prior to the Closing, as directed by Buyer.

            SECTION 5.7 PUBLIC ANNOUNCEMENTS. Buyer and the Company will issue a press release or make another public statement regarding the execution of this Agreement in a form that been mutually agreed upon by Buyer and the Company, but will in any event include any information Buyer deems is required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. The Company will not issue any other press release with respect to the transactions contemplated by this Agreement or otherwise issue any verbal or written public statements with respect to such transactions without prior consultation with and approval of Buyer, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

            SECTION 5.8 NOTIFICATION OF CERTAIN MATTERS. Buyer shall use its best efforts to give prompt notice to the Company, and the Company shall use its best efforts to give prompt notice to Buyer, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Buyer or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Buyer or the Company Subs, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 5.9  COMPANY OPTION PLANS.

                         (a) The Company has taken, or shall take, all requisite
action so that, as of the Closing, each option to purchase Company Membership Units (each, a "Company Option") that is outstanding immediately prior to the Closing, whether or not then exercisable or vested, by virtue of the Closing and without further action on the part of the Company, Buyer or the holder of that Company Option, shall have been irrevocably exercised or forfeited by the holder of such Company Option. The Company Subs shall pay the employer portion due, and shall withhold and remit to the proper taxing authorities prior to the Closing all applicable federal, state and local income, payroll and other taxes required to be withheld by the Company with respect to the exercise of Company Options.

                         (b) The Company shall take all action necessary in
implementing the provisions of this Section 5.9, including amendment of the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated August 31, 2004 or the Company Nonqualified Class C Membership Units Option Plan (effective May 1, 2001) or the related option agreements, to ensure that, after giving effect to the foregoing, no Company Option shall be exercisable for Company Membership Units following the Closing. The Company shall cancel all outstanding and unexercised Company Options and the Company Nonqualified Class C Membership Units Option Plan (effective May 1, 2001) at the Closing.

                         (c) The parties acknowledge that the Company Subs shall
report $1.50 per unit as the fair market value of Class C Membership Units for Company Options exercised prior to the date of this Agreement when computing compensation income for reporting on IRS Form W-2 or Form 1099 to each holder of a Company Option. Buyer acknowledges that such valuation determination was made by the Company's Board of Directors prior to the date of this Agreement.

                         (d) The Company agrees to indemnify and hold harmless
Buyer and each of the Company Subs from any and all federal, state and local income tax and payroll tax withholding obligations with respect to exercise of the Company Options and all payments made or deemed made at any time to holders of Company Options as a result of the exercise of the Company Option.

                         (e) Notwithstanding anything herein to the contrary,
Buyer agrees that, unless otherwise required by the IRS or other governmental agency, no amendment, modification or adjustment will be made with respect to the Company Board of Directors' determination of the fair market value of Company Membership Units with respect to any taxable period or portion thereof ending on or prior to the Closing Date, as such valuation may have been used by the Company and its employees, officers and directors for purposes of computing income, wages or gains (and related compensation expense) from the exercise of outstanding Company Options by any person holding such options. Buyer agrees that, unless otherwise required by the IRS or other governmental agency, all related income tax, payroll, wage and income reporting (including Forms W-2 and 1099, if applicable), will be made on a basis consistent with any such pre-Closing Date valuation by the Company Board of Directors, irrespective of whether the applicable Tax Returns with respect thereto are filed by Company, a Company Sub, Buyer or its affiliates.

                         (f) For any taxable period of the Company Subs
beginning before and ending on or after the Closing Date, Buyer shall timely prepare and file with the appropriate tax authorities all Tax Returns required to be filed after the Closing Date. All such Tax Returns shall be prepared on a basis consistent with past practice unless otherwise required by applicable law.

                         (g) Each of the Company, the Company Subs and Buyer
shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all Tax claims with respect to all taxable periods.

            SECTION 5.10 NON COMPETE AGREEMENT. The Company shall not, directly or indirectly (including, without limitation, through any existing or future subsidiary), own, manage, operate, control, enable (whether by license, sublicense, assignment or otherwise) or otherwise engage or participate in, or be connected as a shareholder, partner, member, lender, guarantor or advisor of, or consultant to, any Person that, directly or indirectly, (a) engages in the research, design, development, testing, distribution, manufacturing or sale of any product that competes with the Company Products, or (b) engages in the research, design, development, testing, distribution, manufacturing or sale of any product that is competitive to products marketed, sold or distributed by Buyer, a Company Sub, or any of their existing or future direct or indirect subsidiaries (including partnerships or other entities in which such persons hold more than 50% of the combined voting power).

            SECTION 5.11 WARRANT AGREEMENT. Prior to the Closing, the Company shall take all requisite action so that the Amended and Restated Warrant to Purchase Class D Membership Units of the Company issued on January 24, 2003 (the "Warrant Agreement") shall have been irrevocably exercised, in full, by Silicon Valley Bancshares and that the registration right provisions thereof shall have been terminated.

            SECTION 5.12 MEMBER AGREEMENT. Prior to the Closing, the Company shall take all requisite action so that, holders of a number of each class of the Company Membership Units have executed a Member Agreement, in form and substance reasonably satisfactory to Buyer, sufficient to effect, contemporaneously with the Closing, (i) the termination of the Fourth Amended and Restated Holders Agreement, (ii) the termination of the Second Amended and Restated Registration Rights Agreement, (iii) the amendment of the Fourth Amended and Restated Limited Liability Company Agreement of the Company as contemplated herein, (iv) the implementation of provisions of Section 5.9 of this Agreement regarding the treatment of options to acquire Company Membership Units, (v) the prohibition of any transfer of the Company Membership Units other than by operation of law in the case of the death of an individual or the dissolution of an entity, and (vi) the prohibition of the Company from incurring any indebtedness or engaging in any business activity other than the distribution and management of Contingent Consideration or the monitoring and enforcement of the Company's rights hereunder (such agreement, the "Member Agreement").

            SECTION 5.13 ASSIGNMENT BY THE COMPANY. Prior to the Closing, the Company will assign to the Company Subs, in form and substance acceptable to the Buyer (a) all of any interest the Company has under any Material Contract to which it is a party, including the Material Contracts referenced in Section 3.25 of the Company Letter and the non-disclosure agreements referenced in the Agreement dated June 25, 2003 by and among the Company, INC, PFO and DMC (relating to the enforcement of non-disclosure agreements), and (b) all right, title and interest in any Intellectual Property held or licensed by the Company. The Buyer may not require that any terms of such assignments expand or enlarge the representations and warranties of the Company set forth in this Agreement with respect to the matter being assigned.

            SECTION 5.14 INVOICES RECEIVED BY THE COMPANY AFTER THE CLOSING. The Company shall deliver to Buyer at the Closing a schedule setting out a good faith estimate of all invoices (by amount and by vendor) that are anticipated to be rendered to the Company after the Closing Date for bona fide expenses incurred on or prior to the Closing Date for the benefit of the business carried on by the Company Subs, where the relevant product or service has been or will be delivered or furnished to the Company Subs (excluding in any case legal fees, advisory fees, or other transaction costs incurred in connection with the transactions contemplated by this Agreement, "Eligible Invoices") As to Eligible Invoices that are so scheduled or that the Company otherwise notifies to the Buyer in writing within 120 days after the Closing Date, the Company shall present such invoice to Buyer when received and Buyer shall pay such invoice in accordance with its terms or, if Buyer wishes to dispute such invoice with the vendor, then the Company shall reasonably cooperate with the Buyer in connection with such dispute and Buyer shall indemnify and hold harmless the Company and its members, officers, directors, employees and agents from and against any claims in respect of such invoice by such vendor, provided, however, that the foregoing obligation of Buyer shall be subject always to the Company's representations, warranties and covenants under this Agreement and Buyer's rights under Article VI and otherwise under this Agreement, such that in the case of an Eligible Invoice being rendered for which the Company otherwise would be responsible under the terms of this Agreement, Buyer may decline to pay such Eligible Invoice or, in its sole discretion, may pay such Eligible Invoice and recover as otherwise provided herein. Buyer shall not be responsible for any expenses incurred by the Company that are not Eligible Invoices, or for Eligible Invoices that are not notified in writing to Buyer within 120 days after the Closing Date.

                                  ARTICLE VI -
                                 INDEMNIFICATION
                                 ---------------

            SECTION 6.1 GENERAL SURVIVAL. The parties agree that, regardless of any investigation made by the parties, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending at 5:00 p.m., Minneapolis, Minnesota time, on the same day of the month as the Closing Date in the month that is 18 months after the Closing Date (the "Holdback Termination Date"), except that (a) the indemnities, representations, warranties, covenants and agreements due to breaches of representations and warranties in Section 3.9 and Section 3.20 shall survive the execution and delivery of this Agreement until March 31, 2011, and (b) (i) the covenants of Buyer to pay the Contingent Consideration (subject to Section 1.3(e)(vi)) shall survive the execution and delivery of this Agreement until the expiration of the last Target Period and the payment or offset of any Contingent Consideration, if any is due, as provided in this Agreement, and (ii) the obligation of Buyer to indemnify Company Indemnitees in Section 6.2(b) hereof (x) insofar as it relates to Taxes shall survive until March 31, 2011 and (y) insofar as it relates to Intellectual Property of the Company Subs shall survive (subject to Section 1.3(e)(vi)) until the expiration of the last Target Period and the payment or offset of any Contingent Consideration, if any is due, as provided in this Agreement.

            SECTION 6.2  INDEMNIFICATION IN GENERAL.

                         (a) Indemnification of Buyer. Subject to Article VI,
from and after the Closing, Buyer, each of the Company Subs, and their respective affiliates, officers, directors, stockholders, members, representatives and agents (collectively the "Buyer Indemnitees") shall be indemnified and held harmless by the Company from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Buyer, any Company Sub, or any other Buyer Indemnitee by reason of any of the following:

                             (i) any inaccuracy in or breach of any of the
Company's representations, warranties, covenants or agreements contained in this Agreement or any of the other Transaction Documents (as hereinafter defined) to which the Company is a party; and

                             (ii) any misrepresentation contained in any
certificate furnished to Buyer or any other Indemnitee by or on behalf of the Company pursuant to this Agreement or any other Transaction Document.

                         (b) Indemnification of Seller. Subject to Article VI,
from and after the Closing, the Company and its affiliates, officers, directors, stockholders, members, representatives and agents (collectively the "Company Indemnitees") shall be indemnified and held harmless by Buyer from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Company Indemnitee by reason of any third party claim arising from conduct of the business of the Company Subs prior to the Closing (including the Velocimed Intellectual Property as it exists as of the date of the Closing) so long as the circumstances relating to such third party claim would not otherwise constitute a breach of the Company's representations, warranties, covenants and agreements contained herein.

                         (c) Definitions.

                             (i) The term, "Losses" means (A) any and all
deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct or indirect), interest, fines and penalties, (B) costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor, and
(C) interest on any of the foregoing from the date incurred until paid at the prime rate published from time to time by Wells Fargo Bank, N.A.

                             (ii) The term "Transaction Documents" means, this
Agreement, the Confidentiality Agreement, the Contingent Consideration Confidentiality Agreement, the Member Agreement, and the certificates contemplated by Article VII.

                             (iii) The term "Indemnitee" means either a Buyer
Indemnitee or a Company Indemnitee, as the case may be, and the term "Indemnitor" means either Buyer or the Company, as appropriate. Any claim for indemnification under this Article VI shall be referred to as an Indemnification Claim (an "Indemnification Claim"),

            SECTION 6.3  MANNER OF INDEMNIFICATION.

                         (a) To provide a fund against which a Buyer Indemnitee
may assert an Indemnification Claim, the Holdback Amount shall be withheld by Buyer in accordance with Section 1.2.

                         (b) If a Buyer Indemnitee is entitled to be indemnified
for Losses, the obligation to pay the amount of indemnification owing hereunder shall first be satisfied from the Holdback Amount and if the Holdback Amount is exhausted, by reduction of any accrued and unpaid Contingent Consideration. In the event an Indemnification Claim by Buyer arises and the amount of Loss in respect thereof has not yet been determined, a portion of the Holdback Amount and/or any accrued and unpaid Contingent Consideration sufficient to satisfy the bona fide estimated maximum Loss shall be retained until the amount of Loss has been determined, and shall then be applied or distributed as provided for herein.

                         (c) Each Indemnification Claim shall be made only in
accordance with this Article VI.

            SECTION 6.4  NOTICE OF CLAIMS.

                         (a) Any Indemnitee seeking indemnification hereunder
shall give to Indemnitor a notice (a "Claim Notice") specifying in reasonable detail the facts giving rise to any Indemnification Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnification Claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Indemnification Claim is based; PROVIDED, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and PROVIDED FURTHER, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                         (b) The Indemntior shall have fifteen days after the
giving of any Claim Notice pursuant hereto to provide such Indemnitee with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the "Disagreement Notice"). If a timely Disagreement Notice is not received or to the extent an item is not objected to in the Disagreement Notice, the Claim Notice shall be deemed to have been accepted and final and binding on the parties, absent manifest error. If the Indemnitor delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 6.4(c).

                         (c) If Indemntior shall have provided a Disagreement
Notice, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by Buyer and the Company. If such claim is an Indemnification Claim for Losses incurred by a Buyer Indemnitee, Buyer will retain or distribute the Holdback Amount and Contingent Consideration as provided therein. In the event the parties shall fail to reach an agreement within thirty days after the date on which an Indemnitor provided a Disagreement Notice, the dispute shall be submitted to arbitration in accordance with the provisions of Section 9.6.

            SECTION 6.5 THIRD-PARTY CLAIMS. If an Indemnitee becomes aware of a third-party claim that such Indemnitee believes, in good faith, may result in an Indemnification Claim, such Indemnitee shall promptly notify the Indemnitor of such claim, and the Indemnitor shall be entitled to participate in any defense of such claim; PROVIDED, HOWEVER, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. Notwithstanding the immediately preceding sentence, Buyer shall conduct and control such defense, but shall not settle any such claim without the consent of the Company, such consent not to be unreasonably withheld; PROVIDED, HOWEVER, that, if the consent of the Company is so obtained, the Company shall not have any power or authority to object under any provision of this Article VI to the amount of any demand by Buyer for Indemnification with respect to such settlement.

            SECTION 6.6 WAIVER OF DEFENSES. To the maximum extent permitted by law, the Company and Buyer each waive any claim or defense that the indemnity provided for herein or any other provision of any Transaction Document is unenforceable under any provision of Applicable Law.

            SECTION 6.7 TREATMENT OF INDEMNITY PAYMENTS. All indemnity payments made to Buyer will be, and will be treated as, an adjustment to the Total Consideration.

            SECTION 6.8  LIMITS ON INDEMNIFICATION.

                         (a) Except in the event of intentional fraud, the
Holdback Amount and, if applicable, the setoff against any accrued and unpaid Contingent Consideration shall be the sole and exclusive remedy of the Buyer Indemnitees from and after the Closing for any claims arising under this Agreement or in connection with the transactions contemplated hereby, including claims of breach of any representation, warranty or covenant in this Agreement.

                         (b) No party shall be entitled to any recovery under
this Agreement for its own special, incidental or consequential damages. Nothing in this Section 6.8 shall prevent any Indemnitee from being indemnified for all components of awards against them in actions by unrelated third parties, including, without limitation, special, incidental or consequential damage components.

                         (c) No Buyer Indemnitee shall be entitled to
indemnification for any Losses arising under Section 6.2(a) until the aggregate amount of all Losses under all claims of all Buyer Indemnities under Section 6.2(a) plus any claims for setoff of Losses pursuant to Section 1.3(e)(vi)(B) exceed $675,000 (the "Deductible"), and, Buyer shall be entitled to retain all or a portion the Holdback Amount or make an offset under Section 6.2(a) only in the amount by which such aggregate Losses exceed the Deductible, except that: all amounts due to Indemnitees related to Losses for Taxes (whether under Section 3.9 or Section 5.9) or Losses from a breach of the representations and warranties in Section 3.2 or Section 3.20 shall not be subject to the provisions of this Section 6.8(c) and shall be paid in full without any regard to the Deductible. The foregoing shall not limit Buyer's rights under Section 1.3(e)(vi) except as specifically provided in Section 1.3(e)(vi). Further, except as provided by Section 1.3(e)(vi) and except in the event of intentional fraud, the total liability of the Company under this Agreement or in connection with the transactions contemplated hereby shall not exceed the sum of (i) the Holdback Amount plus (ii) fifty percent of the Contingent Consideration (the parties' intention being that an offset claim under Section 6.2(a) and an offset claim arising under 1.3(e)(vi) could result in claims up to 100% of the Contingent Consideration, but in no event more than the amount set forth in
Section 6.8(a)).

                         (d) Except for the representations and warranties in
Sections 3.9, 3.16 and 3.25(a), no Indemnitee shall be entitled to bring an Indemnification Claim for the breach of any representation or warranty if the Buyer had actual knowledge on or prior to the Closing of the facts, events, circumstances or omissions giving rise to such claim.

                         (e) For purposes of this Agreement, any Loss otherwise
recoverable shall be (i) reduced by the amount of any insurance proceeds actually recovered by the Indemnitee in connection with such Loss and by the amount of Tax benefit realized by the Indemnitee arising from the incurrence or payment of such Loss, and (ii) increased to take account of any increased insurance premiums arising from the incurrence or payment of such Loss and the amount of any Tax cost incurred from the receipt of the indemnity payment hereunder, in the case of (i) and (ii) as reasonably determinable at the time such Loss is otherwise being determined under this Agreement.

                                  ARTICLE VII -
                       CONDITIONS PRECEDENT TO THE CLOSING
                       -----------------------------------

            SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                         (a) HSR Approvals. The waiting period (and any
extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                         (b) No Order. No court or other Governmental Entity
having jurisdiction over the Company or Buyer, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of, directly or indirectly, restraining, prohibiting or restricting the transactions contemplated by this Agreement or any of the transactions contemplated hereby; provided, however, that the provisions of this Section 7.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the enforcement or entering into of any such law, rule, regulation, executive order, decree, injunction or other order.

            SECTION 7.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE CLOSING. The obligation of the Company to effect the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                         (a) Performance of Obligations; Representations and
Warranties. (i) Buyer shall have performed in all material respects each of its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing, (ii) each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct at and as of the Closing as if made on and as of such date (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). The Company shall have received certificates signed on behalf of each of Buyer and Sub by one of its officers to such effect.

                         (b) Opinion of Counsel. The Company shall have received
an opinion of counsel from the General Counsel of Buyer, dated the Closing Date, in substantially the form attached hereto as EXHIBIT B.

            SECTION 7.3 CONDITIONS TO OBLIGATIONS OF BUYER AND SUB TO EFFECT THE CLOSING. The obligations of Buyer and Sub to effect the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

                         (a) Performance of Obligations; Representations and
Warranties. (i) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing, (ii) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall have been true and correct when made, and shall be true and correct at and as of the Closing as if made on and as of such date (other than representations and warranties which address matters only as of a certain date other than the date hereof, which shall be true and correct as of such certain date), and (iii) each of the representations and warranties that is not so qualified shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date). Buyer shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to such effect.

                         (b) Opinion of Counsel. Buyer shall have received an
opinion of counsel from Oppenheimer, Wolff & Donnelly LLP counsel to the Company, dated the Closing Date, in substantially the form attached hereto as EXHIBIT C.

                         (c) Consents. (i) The Company shall have obtained the
consent or approval of each Person or Governmental Entity (other than approvals under the HSR Act) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company Subs or Buyer or upon the consummation of the transactions contemplated in this Agreement.

                             (ii) In obtaining any approval or consent required
to consummate any of the transactions contemplated herein, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, individually or in aggregate would have a Material Adverse Effect on the Company Subs or Buyer.

                         (d) Material Adverse Change. Since the date of this
Agreement, there shall have been no Material Adverse Change with respect to the Company Subs. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

                         (e) Company Option Plans. The Company shall have taken
all action required to be taken by it to implement the provisions of Section
5.9.

                         (f) Director and Officer Resignations. All of the
Directors of the Company Subs and any officers thereof designated by Buyer, shall have tendered their resignations in form and substance satisfactory to Buyer.

                         (g) Employment and Consulting Agreements. The
Employment Agreement and the Consulting Agreement with Dr. Dennis Wahr shall remain in full force and effect and shall not have been rescinded by Dr. Wahr. The Inventions Assignment, Confidentiality and Non-Competition Agreement entered into by the Company Subs with employees of the Company Subs shall remain effective, and shall not have been waived, released or modified by the Company or any of the Company Subs.

                         (h) Member Agreement. The Member Agreement shall have
been executed by members holding 85% of the Company Membership Units, shall be in form and substance reasonably satisfactory to Buyer, and shall be binding upon 100% of the Company Membership Units.

                         (i) Silicon Valley Bank Warrant. The Company shall
deliver to Buyer written evidence, in form and substance reasonably satisfactory to Buyer, of the irrevocable exercise of the Warrant Agreement and the termination of any other rights associated therewith.

                         (j) Company Assignment. The Company shall have complied
with the provisions in Sections 5.5, 5.6 and 5.13 in form and substance reasonably satisfactory to Buyer.

                                 ARTICLE VIII -
                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

            SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                         (a) by mutual written consent of Buyer and the Company;

                         (b) by either Buyer or the Company if the other party
shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply;

                         (c) by Buyer if there has been a breach of a
representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Buyer's obligations to effect the transactions contemplated by this Agreement pursuant to Section 7.3(a)(ii) and (iii) or by Company if there has been a breach of a representation or warranty of the Buyer that gives rise to a failure of the fulfillment of a condition of the Company's obligations to effect the transactions contemplated by this Agreement pursuant to Section 7.2(a)(ii) and (iii), in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; or

                         (d) by either Buyer or the Company if: (i) the Closing
has not occurred on or prior to the close of business on the later of the date that is 180 days after the date of this Agreement or the date 75 days after the waiting period applicable to the Closing under the HSR Act has expired or been terminated; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.4) permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

            SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Buyer or their respective officers or directors (except for the last sentence of Section 5.1(a) and the entirety of Section 5.2, which shall survive the termination); PROVIDED, HOWEVER, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation, warranty, or covenant contained in this Agreement. Notwithstanding the foregoing, if either party terminates this Agreement prior to the Closing as a result of any representation or warranty contained in this Agreement becoming untrue due to circumstances that arise after the date hereof and prior to the Closing, such party's sole remedy for such breach shall be the termination of this Agreement in accordance with this Article VIII without any liability or cost to the terminating party.

            SECTION 8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 8.4 WAIVER. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE IX -
                               GENERAL PROVISIONS
                               ------------------

            SECTION 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one business day after being delivered to an overnight courier or when sent by facsimile on a business day (and if not sent on a business day, then on the next succeeding business day) with a confirmatory copy sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Buyer, to:

                  St. Jude Medical, Inc.
                  One Lilleihei Plaza
                  St. Paul, MN 55117
                  Attn: General Counsel
                  Facsimile (651) 481-7690

                  with a copy to: (which shall not constitute notice)

                  Gibson Dunn & Crutcher LLP
                  1881 Page Mill Road
                  Palo Alto, CA  94304-1125
                  Attn: Joseph Barbeau, Esq.
                  Facsimile: (650) 849-5333

            (b)   if to the Company, to:

                  Velocimed, LLC
                  6550 Wedgwood Road North
                  Suite 150
                  Maple Grove, MN  55311
                  Attn:  Dennis Wahr
                  Facsimile: (763) 488-9780

                  with a copy to (which shall not constitute notice):

                  Oppenheimer, Wolff & Donnelly LLP
                  Plaza VII, Suite 3300
                  45 South Seventh Street
                  Minneapolis, MN  55402
                  Attn: William Kaufman
                  Facsimile: (612) 607-7100

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any party hereto may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

            SECTION 9.2  INTERPRETATION.

                         (a) When a reference is made in this Agreement to a
Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                         (b) "Applicable Laws" or "Applicable Law" means, with
respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Closing applicable to such Person or any of its properties, assets, officers, directors, employees, consultants or agents.

                         (c) "Encumbrance" means any charge, claim, limitation,
condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                         (d) "Permitted Lien" means (i) any statutory liens for
Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section 3.9 of the Company Letter,
(ii) statutory or common law liens to secure obligations to landlords, lessors, or renters under leases or rental agreements confined to the premises rented,
(iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or other social security programs mandated under Applicable Law, or (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies incurred in the ordinary course of business.

                         (e) "Person" means any individual, corporation,
partnership, limited partnership, limited liability company, trust, association or entity or Governmental Entity or authority.

                         (f) "Subsidiary" means any corporation, partnership,
limited liability company, joint venture or other legal entity of which Buyer or Company, as the case may be (either alone or through or together with any other Subsidiary), owns or controls, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

            SECTION 9.3 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement or any Transaction Document shall be valid and have the same force and effect as a manually signed original.

            SECTION 9.4 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties stipulate and agree that no prior drafts, memoranda, notes, or discussions relating to this Agreement shall be used at any time by either party in any arbitration, trial or hearing, or be used or discoverable in any discovery process pertaining thereto, to prove or evidence in any way the intention or understanding of either party with respect to any provision or part of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            SECTION 9.5 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to the conflicts of laws provisions thereof that would apply the laws of any other state.

            SECTION 9.6  DISPUTE RESOLUTION.

                         (a) Any and all disputes, controversies, or claims
arising out of, or relating to this Agreement or any of the Transaction Documents or the validity, interpretation, breach or termination thereof (a "Dispute"), shall be resolved in accordance with the procedures set forth in this Agreement. If a dispute cannot be resolved at the operational level, either party may submit such Dispute to binding arbitration conducted in Chicago, Illinois, or such other location upon which the parties may mutually agree in writing, before a single neutral arbitrator in an arbitration by JAMS under its Streamlined Arbitration Rules and Procedures (revised version adopted April
2002) ("JAMS Streamlined Rules"), which rules can be viewed at www.jamsadr.com. The JAMS Streamlined Rules will govern all aspects of the arbitration except as modified by this Section 9.6.

                         (b) If a party (the "Notifying Party") wishes to submit
a Dispute to JAMS, the Notifying Party shall deliver a written notice (a "Dispute Notice") together with a copy of this Section 9.6 to the other party (the "Responding Party") and to JAMS. In the event that either party commences a dispute by delivering a Dispute Notice, the other party may assert any counter claims it may have. Following receipt by the Responding Party of the Dispute Notice, if any, the parties shall promptly meet (but in no event later than ten business days from the date of receipt by the Responding Party of the Dispute Notice) to agree on the rights of the respective parties with respect to each of such claims identified by the Dispute Notice. If the parties should so agree on a resolution of such dispute or disputes, a written memorandum (the "Memorandum"), setting forth such agreement, shall be prepared and signed by both parties. If the parties are unable to come to an agreement, the dispute shall be resolved by the binding arbitration procedures set forth in this Section 9.6.

                         (c) The sole arbitrator, who shall be selected in
accordance with the JAMS Streamlined Rules, shall be a retired or former judge of any Federal court appointed under Article III of the United States Constitution or any trial court of general jurisdiction or higher court in the State of Minnesota or the State of Illinois. Eligible arbitrator candidates shall not be limited to those candidates who are listed on the JAMS "List of Neutrals". The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16. The arbitrator shall apply Minnesota substantive law to the proceeding.

                         (d) In addition to the exchange of information and
discovery authorized by JAMS Streamlined Rule 13, each party may take up to three 7-hour long depositions before the Arbitration Hearing.

                         (e) Unless the parties agree otherwise, the Arbitration
Hearing under JAMS Streamlined Rule 17 will commence within 60 days of the date of the JAMS Commencement Letter described in Streamlined Rule 5, and the Arbitration Hearing will not last more than four 7-hour days (with the hearing time equally divided between the parties). The Arbitrator will issue the Award under Streamlined Rule 19(a) within 7 calendar days of the last day of the Arbitration Hearing (rather than the 30 calendar days provided for under JAMS Streamlined Rule 19(a)).

                         (f) The arbitrator shall prepare in writing and provide
to the parties an award including factual findings and the reasons on which the decision is based. The award and decision of the arbitrator shall be final and binding and may be submitted to any court having jurisdiction solely for the purpose of confirmation of the award and entry of judgment. The arbitrator shall have the right to award or include in his award only compensatory damages (with interest on unpaid amounts from the date due until paid), and shall not have the right to award specific performance, injunctive relief or exemplary or punitive damages. Any controversy concerning whether a Dispute is an arbitrable dispute shall be determined by the arbitrator. The parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable.

                         (g) The provisions of this Section 9.6 shall survive
the expiration or early termination of this Agreement indefinitely.

            SECTION 9.7 WAIVERS. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby. Each of the


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

parties hereby further irrevocably waives any right to specific performance, injunctive relief or exemplary or punitive damages.

            SECTION 9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

            SECTION 9.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

            SECTION 9.10 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 9.11 DEFINED TERMS. Each of the following terms is defined in the Section identified below:

501(k)'s.........................................................Section 3.8(b)

Acquiring Person.................................................Section 4.2(e)
Affiliated Person...............................................Section 3.23(a)
Agreement..............................................................Preamble
Alternate Payment............................................Section 1.3(c)(ii)
Applicable Law...................................................Section 9.2(b)
Applicable Laws..................................................Section 9.2(b)
Applicable Worker Safety Laws......................................Section 3.13
Auditor..........................................................Section 1.3(e)

Bundled Sale.....................................................Section 4.2(c)
Buyer..................................................................Preamble
Buyer Indemnitees................................................Section 6.2(a)
Buyer Licensing..................................................Section 1.3(b)
Buyer Representative.............................................Section 4.2(d)

Cash Purchase Price..............................................Section 1.1(a)
Change In Control................................................Section 4.2(e)
Claim Notice.....................................................Section 6.4(a)
Closing..........................................................Section 1.5(a)

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

Closing Date.....................................................Section 1.5(a)
Code................................................................Section 3.9
Company................................................................Preamble
Company Balance Sheet............................................Section 3.5(a)
Company Balance Sheet Date.......................................Section 3.5(a)
Company Business Personnel.........................................Section 3.15
Company Charter..................................................Section 3.1(a)
Company Indemnitees..............................................Section 6.2(b)
Company Letter..........................................Preamble to Article III
Company Marks...................................................Section 3.16(c)
Company Membership Units............................................Section 3.3
Company Option...................................................Section 5.9(a)
Company Patents.................................................Section 3.16(b)
Company Permits..................................................Section 3.8(a)
Company Plan....................................................Section 3.12(c)
Company Products.................................................Section 1.3(b)
Company Registered Copyrights...................................Section 3.16(b)
Company Registered IP...........................................Section 3.16(b)
Company Registered Marks........................................Section 3.16(b)
Company Sub............................................................Preamble
Company Subs...........................................................Preamble
Compensation Agreements.........................................Section 3.11(a)
Confidentiality Agreement........................................Section 5.1(a)
Consulting Agreements..................................................Recitals
Contingent Consideration.........................................Section 1.1(b)
Contingent Consideration Conference..............................Section 4.2(d)
Contingent Consideration Confidentiality Agreement...............Section 4.2(d)
Contingent Consideration Distribution Date.......................Section 1.3(b)
Contingent Consideration Notice..................................Section 1.3(b)
Contingent Consideration Period..................................Section 1.3(a)
Copyrights......................................................Section 3.16(a)

Deductible.......................................................Section 6.8(c)
Disagreement Notice..............................................Section 6.4(b)
Dispute..........................................................Section 9.6(a)
Dispute Notice...................................................Section 9.6(b)
Distal Device....................................................Section 1.3(b)
DMC....................................................................Preamble
DMC Shares.......................................................Section 3.2(c)

Eligible Invoices..................................................Section 5.14
Employment Agreements..................................................Recitals
Encumbrance......................................................Section 9.2(c)
Environmental Law...........................................Section 3.20(a)(ii)
Environmental Permit.......................................Section 3.20(a)(iii)
ERISA...........................................................Section 3.12(a)
ERISA Affiliate.................................................Section 3.12(c)

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

FDA..............................................................Section 1.3(b)
Financial Statements.............................................Section 3.5(a)
Fiscal Year......................................................Section 1.3(b)
FY 2006..........................................................Section 1.3(b)
FY 2006 Target...................................................Section 1.3(b)
FY 2007..........................................................Section 1.3(b)
FY 2007 Target...................................................Section 1.3(b)
FY 2008..........................................................Section 1.3(b)
FY 2008 Target...................................................Section 1.3(b)

Governmental Entity.................................................Section 2.3

Hazardous Substances.........................................Section 3.20(a)(i)
Holdback Amount.....................................................Section 1.2
Holdback Termination Date...........................................Section 6.1
HSR Act.............................................................Section 2.3

Inbound License Agreements......................................Section 3.16(f)
INC....................................................................Preamble
INC Shares.......................................................Section 3.2(a)
Indemnification Claim............................................Section 6.2(c)
Indemnitee.......................................................Section 6.2(c)
Indemnitor.......................................................Section 6.2(c)
Insurance Policies.................................................Section 3.22
Intellectual Property...........................................Section 3.16(a)
Intellectual Property Losses.................................Section 1.3(e)(vi)
IRS.................................................................Section 3.9

JAMS Streamlined Rules...........................................Section 9.6(a)

Licensee.........................................................Section 4.2(c)
Liens...........................................................Section 3.25(a)
Losses...........................................................Section 6.2(c)

Marks...........................................................Section 3.16(a)
Material Adverse Change................................Section 3.7. Section 2.3
Material Adverse Effect................................Section 3.7. Section 2.3
Material Contracts..............................................Section 3.11(b)
Member Agreement...................................................Section 5.12
Memorandum.......................................................Section 9.6(b)
Mid-Year Report..................................................Section 4.2(d)

Non-Eligible Product.............................................Section 4.2(c)
Notice of Objection..............................................Section 1.3(e)
Notifying Party..................................................Section 9.6(b)

Open Source License.............................................Section 3.16(i)
Outbound License Agreements.....................................Section 3.16(f)

Patents.........................................................Section 3.16(a)
Permitted Lien...................................................Section 9.2(d)


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

Permitted Sale...................................................Section 4.2(a)
Person...........................................................Section 9.2(e)
PFO....................................................................Preamble
PFO Shares.......................................................Section 3.2(b)
PMA's............................................................Section 1.3(b)
Post Closing Patent..........................................Section 1.3(e)(vi)
Premere Approval.................................................Section 1.3(b)
Premere Approval Notice..........................................Section 1.3(e)
Premere Approval-Based Contingent Consideration..................Section 1.3(d)
Premere First Target Period......................................Section 1.3(b)
Premere Product..................................................Section 1.3(b)
Premere Second Target Period.....................................Section 1.3(b)
Premere Third Target Period......................................Section 1.3(b)
Premere Trigger..................................................Section 4.2(e)
Proxis Product...................................................Section 1.3(b)
Proxis Trigger...................................................Section 4.2(e)

Real Estate.....................................................Section 3.25(b)
Responding Party.................................................Section 9.6(b)
Revenue..........................................................Section 1.3(b)
Revenue Notice...................................................Section 1.3(e)
Revenue-Based Contingent Consideration...........................Section 1.3(c)

Shares.................................................................Preamble
SSA..............................................................Section 3.8(a)
State Takeover Approvals............................................Section 2.3
Subsidiary.......................................................Section 9.2(f)

Target Periods...................................Section 1.3(b). Section 1.3(b)
Tax Return..........................................................Section 3.9
Taxes...............................................................Section 3.9
Total Consideration..............................................Section 1.1(b)
Trade Secrets...................................................Section 3.16(a)
Transaction Documents............................................Section 6.2(c)

Velocimed Intellectual Property..................................Section 1.3(b)
Venture Product..................................................Section 1.3(b)

Warrant Agreement..................................................Section 5.11









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

         IN WITNESS WHEREOF, Buyer, and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                        ST. JUDE MEDICAL, INC.
                                        A MINNESOTA CORPORATION


                                        By:_____________________________
                                           Name:
                                           Title:






                                        VELOCIMED, LLC,
                                        A DELAWARE LIMITED LIABILITY COMPANY


                                        By:_____________________________
                                           Name:
                                           Title:




















                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]